UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  [   ]

Check the appropriate box:
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[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

CRACKER BARREL OLD COUNTRY STORE, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Shareholder:

We have enclosed with this letter the proxy statement for our 2009 Annual Meeting of shareholders of Cracker Barrel Old Country Store, Inc. (“Cracker Barrel” or the “Company”).

We again are using the SEC’s “e-proxy” rules, which allow us to make our proxy statement and related proxy materials available on the Internet.  As a result, many of you may already have received a “Notice of Internet Availability of Proxy Materials.”  That notice described how you can obtain our proxy materials (consisting of this proxy statement, a form of proxy card and our annual report to shareholders for the year ended July 31, 2009).  The e-proxy rules provide us the opportunity for cost savings on the printing and distribution of our proxy materials and we hope that, if possible and convenient for you, you will use them.  Alternatively, you can receive paper copies of the proxy materials.  In either event, we hope that you find the annual report to shareholders interesting and useful in understanding your company.

This year’s Annual Meeting will be held on Wednesday, December 2, 2009, at 10:00 a.m. Central Time, at our offices at 305 Hartmann Drive, Lebanon, Tennessee 37087, and you are most welcome to attend.

At this year’s meeting, you will have an opportunity to vote on the election of the nine directors named in the accompanying proxy statement, the selection of Deloitte & Touche LLP as Cracker Barrel’s independent registered public accounting firm and an amendment to our 2002 Omnibus Incentive Compensation Plan.  We will discuss our performance during the past fiscal year.  Representatives from Deloitte & Touche LLP also will be available at the meeting, and, following our report, we will try to answer your appropriate questions as well as we can.

Your interest in Cracker Barrel and your vote are very important to us, so please review the proxy statement and our annual report in detail and return your proxy card as soon as possible.  We want your vote to be represented at the Annual Meeting.  For those of you who plan to visit with us in person at the Annual Meeting, we look forward to seeing you, and please have a safe trip.

Sincerely,

/s/ Michael A. Woodhouse
Michael A. Woodhouse
October 22, 2009	Chairman, President and Chief Executive Officer

305 Hartmann Drive
Lebanon, Tennessee 37087

Notice of Annual Meeting of Shareholders

DATE OF MEETING:	Wednesday, December 2, 2009

TIME OF MEETING:	10:00 a.m. Central Time

PLACE OF MEETING:	305 Hartmann Drive
Lebanon, Tennessee 37087

ITEMS OF BUSINESS:	1)	to elect the nine directors named in the accompanying proxy statement;
	2)	to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the 2010 fiscal year;
	3)	to consider and approve an amendment to the Cracker Barrel 2002 Omnibus Incentive Compensation Plan as described in the accompanying proxy statement; and
	4)	to conduct other business properly brought before the meeting.

WHO MAY VOTE/	You may vote if you were a shareholder of record on October 5, 2009.
RECORD DATE:

DATE OF MAILING:	This proxy statement and the form of proxy are first being mailed or provided to shareholders on or about October 22, 2009.

By Order of the Board of Directors,

/s/ N.B. Forrest Shoaf
N.B. Forrest Shoaf
Secretary
Lebanon, Tennessee
October 22, 2009

CRACKER BARREL OLD COUNTRY STORE, INC.
305 Hartmann Drive
Lebanon, Tennessee 37087
Telephone: (615) 444-5533

PROXY STATEMENT FOR 2009 ANNUAL MEETING OF SHAREHOLDERS

TABLE OF CONTENTS

GENERAL INFORMATION	1
VOTING MATTERS	4
BOARD OF DIRECTORS AND COMMITTEES	9
EXECUTIVE COMPENSATION	12
COMPENSATION DISCUSSION AND ANALYSIS	12
COMPENSATION COMMITTEE REPORT	25
COMPENSATION TABLES AND INFORMATION	26
Summary Compensation Table	26
Grants of Plan-Based Awards	27
Outstanding Equity Awards at Fiscal Year-end	28
Option Exercises and Stock Vested	29
Equity Compensation Plan Information	30
Nonqualified Deferred Compensation	30
Potential Payments Upon Termination or Change in Control	31
Director Compensation Table	32
Employment and Other Agreements	33
Compensation Committee Interlocks and Insider Participation	36
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	36
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	38
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	38
PROPOSAL 1: ELECTION OF DIRECTORS	40
PROPOSAL 2: APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	46
FEES PAID TO AUDITORS	47
AUDIT COMMITTEE REPORT	48
PROPOSAL 3: APPROVAL OF AN AMENDMENT TO THE CRACKER BARREL 2002 OMNIBUS INCENTIVE COMPENSATION PLAN	50
SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING	58
ANNUAL REPORT AND FINANCIAL INFORMATION	58
OTHER BUSINESS	58

GENERAL INFORMATION

What is this document?

This document is the proxy statement of Cracker Barrel Old Country Store, Inc. that is being furnished to shareholders in connection with our Annual Meeting of shareholders to be held on Wednesday, December 2, 2009.  A form of proxy card also is being furnished with this document.

We have tried to make this document simple and easy to understand.  The Securities and Exchange Commission (“SEC”) encourages companies to use “plain English,” and we will always try to communicate with you clearly and effectively.  We will refer to your company throughout as “we,” “us,” the “Company” or “Cracker Barrel.”

Why am I receiving a proxy statement?

You are receiving this document because you were one of our shareholders on October 5, 2009, the record date for our 2009 Annual Meeting.  We are sending this proxy statement and the form of proxy card to you and/or making those documents available to you on the Internet in order to solicit your proxy (i.e., your permission) to vote your shares of Cracker Barrel stock upon certain matters at the Annual Meeting.  We are required by law to convene an Annual Meeting of our shareholders at which directors are elected.  Because our shares are widely held, it would be impractical, if not impossible, for our shareholders to meet physically in sufficient numbers to hold a meeting.  Accordingly, proxies are solicited from our shareholders.  United States federal securities laws require us to send you this proxy statement and specify the information contained in it.

What does it mean if I receive more than one proxy statement or proxy card?

If you receive multiple proxy statements or proxy cards, that means that you have more than one account with brokers or our transfer agent.  Please vote all of your shares.  We also recommend that you contact your broker and our transfer agent to consolidate as many accounts as possible under the same name and address.  Our transfer agent is American Stock Transfer & Trust Company (“AST”), which may be contacted at 800-485-1883.

What does it mean if I received a “Notice of Internet Availability of Proxy Materials” from Cracker Barrel?

We are using the SEC’s “e-proxy” rules.  Accordingly, we are making this proxy statement and related proxy materials available on the Internet in accordance with the SEC’s rules that allow companies to furnish proxy materials to shareholders through a "notice and access" model using the Internet.  This removes the requirement for public companies to automatically send shareholders a full, hard-copy set of proxy materials and allows them instead to deliver to their shareholders a "Notice of Internet Availability of Proxy Materials" and to provide online access to the documents.  We mailed a "Notice of Internet Availability of Proxy Materials" on October 22, 2009 to all beneficial (“street name”) shareholders of record on October 5, 2009, who are the shareholders entitled to vote at the Annual Meeting.

What information is available on the Internet?

Our proxy statement, Annual Report on Form 10-K and other financial documents are available free of charge at the SEC’s website, sec.gov.  Our proxy statement and annual report to shareholders are available at the Investor Relations section of our corporate website, crackerbarrel.com, and at proxyvote.com.

Are you “householding” for shareholders sharing the same address?

Yes.  The SEC’s rules regarding the delivery of proxy materials to shareholders permit us to deliver a single copy of these documents to an address shared by two or more of our shareholders.  This method of delivery is called “householding,” and it can significantly reduce our printing and mailing costs.  It also reduces the volume of mail you receive.  This year, we are delivering only one set of proxy materials to multiple shareholders sharing an address, unless we receive instructions to the contrary from one or more of the shareholders.  We will still be required, however, to send you and each other Cracker Barrel shareholder at your address an individual proxy voting card.  If you would like to receive more than one set of proxy materials, we will promptly send you additional copies upon written or oral request directed to our transfer agent, AST, at toll free (800) 485-1883, or to our Corporate Secretary at Cracker Barrel Old Country Store, Inc., 305 Hartmann Drive, Lebanon, Tennessee 37087.  The same phone number and address may be used to notify us that you wish to receive a separate set of proxy materials in the future, or to request delivery of a single copy of our proxy materials if you are receiving multiple copies.

Is there any other information that is available or that I should be receiving?

Yes.  You should receive a copy of our 2009 annual report to shareholders, which contains financial and other information about the Company and our most recently completed fiscal year, which ended July 31, 2009.  References in this document to a year (e.g., “2009”), unless the context clearly requires otherwise, mean and will be deemed a reference to our fiscal year that ended on the Friday closest to July 31 of that year.

Who is paying the costs of the proxy statement and the solicitation of my proxy?

Cracker Barrel will pay all expenses of this solicitation, including the cost of preparing and mailing the Notice of Internet Availability of Proxy Materials, this proxy statement, our 2009 annual report to shareholders, our other proxy materials and all costs of any proxy solicitor we employ.  We also will reimburse brokers, nominees and fiduciaries for their costs in sending proxies and proxy materials to our shareholders so you can vote your shares.

Who is soliciting my proxy and will anyone be compensated to solicit my proxy?

Our Board of Directors is making this solicitation of proxies on our behalf.  In addition to solicitation by use of the mails, our directors, officers and employees may solicit proxies in person or by telephone, facsimile or other means of communication.  We will not pay our directors, officers or other regular employees any additional compensation for their proxy solicitation efforts; however, we may reimburse them for any out-of-pocket expenses in connection with any solicitation.

We also retain Corporate Communications, Inc., 523 Third Avenue South, Nashville, Tennessee to assist in the management of our investor relations and other shareholder communications issues.

Corporate Communications, Inc. receives a fee of approximately $2,000 per month, plus reimbursement of out-of-pocket expenses.

We will employ Broadridge Financial Solutions, Inc. to receive and tabulate the proxies.  Independent inspectors of election will certify the results.

Who may attend the Annual Meeting?

The Annual Meeting is open to all of our shareholders.  To attend the meeting, you will need to register upon arrival.  We also may check for your name on our shareholders’ list and ask you to produce valid identification.  If your shares are held in street name by your broker or bank, you should bring your most recent brokerage account statement or other evidence of your share ownership.  If we cannot verify that you own Cracker Barrel shares, it is possible that you may not be admitted to the meeting.

May shareholders ask questions at the Annual Meeting?

Yes.  Our officers will respond to shareholder questions at the end of the meeting.  In order to give a greater number of shareholders the opportunity to ask questions, we may impose certain procedural requirements, such as limiting repetitive or follow-up questions or requiring questions to be submitted in writing.

What if I have a disability?

If you are disabled and would like to participate in the Annual Meeting, we can provide reasonable assistance.  Please send any request for assistance to Cracker Barrel Old Country Store, Inc., 305 Hartmann Drive, Lebanon, Tennessee 37087, Attention: Corporate Secretary, at least two weeks before the meeting.

What is Cracker Barrel Old Country Store, Inc. and where is it located?

We are the parent corporation and owner of the Cracker Barrel Old Country Store restaurant concept.  We operate the Cracker Barrel restaurants through a number of related operating companies.  Our corporate headquarters are located at 305 Hartmann Drive, Lebanon, Tennessee 37087.  Our telephone number is (615) 444-5533.

Where is Cracker Barrel Old Country Store, Inc. common stock traded?

Our common stock is traded and quoted on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “CBRL.”

How can I find the voting results of the Annual Meeting?

We will include the voting results in our Quarterly Report on Form 10-Q for the quarter ending October 30, 2009, which we expect to file with the SEC in December 2009.

VOTING MATTERS

What am I voting on?

You will be voting on the following:

•	the election of the nine directors named in this proxy statement;

•	the approval of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2010; and

•	a proposed amendment to our 2002 Omnibus Incentive Compensation Plan as described below.

Who is entitled to vote?

You may vote if you owned shares of our common stock at the close of business on October 5, 2009.  As of October 5, 2009, there were 22,771,682 shares of our common stock outstanding.

How many votes must be present to hold the Annual Meeting?

In order to lawfully conduct the Annual Meeting, a majority of our outstanding common shares as of October 5, 2009 must be present at the meeting either in person or by proxy.  This is called a quorum.  Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy by one of the methods described below under the question “How do I vote before the meeting?”  Abstentions and “broker non-votes” (as explained below under the question “What is a ‘broker non-vote’?”) also will be counted for purposes of establishing a quorum.

How many votes do I have and can I cumulate my votes?

You have one vote for every share of our common stock that you own.  Cumulative voting is not allowed.

May I vote my shares in person at the Annual Meeting?

Yes. You may vote your shares at the meeting if you attend in person, even if you previously submitted a proxy card or voted by Internet or telephone.  Whether or not you plan to attend the meeting, however, in order to assist us in tabulating votes at the Annual Meeting, we encourage you to vote by returning your proxy card or by using the telephone or Internet.

How do I vote before the meeting?

Before the meeting, you may vote your shares in one of the following three ways:

•	by completing, signing and returning the enclosed proxy card in the postage-paid envelope;

•	by using the telephone (within the United States and Canada) by calling 1-800-690-6903; or

•	by using the Internet by visiting the following website: proxyvote.com.

Please use only one of the three ways to vote. Please follow the directions on your proxy card carefully. If you hold shares in the name of a broker, your ability to vote those shares by Internet or telephone depends on the voting procedures used by your broker, as explained below under the question “How do I vote if my broker holds my shares in ‘street name’?”  The Tennessee Business Corporation Act provides that a shareholder may appoint a proxy by electronic transmission, so we believe that the Internet or telephone voting procedures available to shareholders are valid and consistent with the requirements of applicable law.

How do I vote if my broker holds my shares in “street name”?

If your shares are held in a brokerage account in the name of your bank or broker (this is called “street name”), those shares are not included in the total number of shares listed as owned by you on the enclosed proxy card.  Instead, your bank or broker will send you a request for directions for voting those shares.  Many (but not all) brokerage firms and banks participate in a program provided through Broadridge Financial Solutions, Inc. (formerly ADP) that offers Internet and telephone voting options.

What is a “broker non-vote”?

If you own shares through a broker in street name, you may instruct your broker how to vote your shares.  A “broker non-vote” occurs when you fail to provide your broker with voting instructions at least ten days before the Annual Meeting and the broker does not have the discretionary authority to vote your shares on a particular proposal because the proposal is not a “routine” matter under applicable rules.  See “How will abstentions and broker non-votes be treated?” and “Will my shares held in street name be voted if I do not provide my proxy?”

How will abstentions and broker non-votes be treated?

Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present, but will not be counted as votes cast either in favor of or against a particular proposal.

Will my shares held in street name be voted if I do not provide my proxy?

If your shares are held in street name, your shares might be voted even if you do not provide the brokerage firm with voting instructions.  On certain “routine” matters, brokerage firms have the discretionary authority to vote shares for which their customers do not provide voting instructions.  The election of directors and the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm currently are considered routine matters for this purpose, assuming that no shareholder contest arises as to either of these matters.  The proposal to amend our 2002 Omnibus Incentive Compensation Plan is not considered a routine matter and, therefore, your shares will not be voted on this matter unless you instruct your brokerage firm to vote in a timely manner.

How will my proxy be voted?

The individuals named on the proxy card will vote your proxy in the manner you indicate on the proxy card.

What if I return my proxy card or vote by Internet or telephone but do not specify my vote?

If you sign and return your proxy card or complete the Internet or telephone voting procedures but do not specify how you want to vote your shares, we will vote them:

•	FOR the election of each of the nine nominees named in this proxy statement;

•	FOR approval of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our 2010 fiscal year; and

•	FOR the amendment to our 2002 Omnibus Incentive Compensation Plan.

Can I change my mind and revoke my proxy?

Yes.  To revoke a proxy given pursuant to this solicitation, you must:

•	sign another proxy with a later date and return it to our Corporate Secretary at Cracker Barrel Old Country Store, Inc., 305 Hartmann Drive, Lebanon, Tennessee 37087 at or before the Annual Meeting;

•	provide our Corporate Secretary with a written notice of revocation dated later than the date of the proxy at or before the Annual Meeting;

•	re-vote by using the telephone and calling 1-800-690-6903;

•	re-vote by using the Internet and visiting the following website: proxyvote.com; or

•	attend the Annual Meeting and vote in person. Note that attendance at the Annual Meeting will not revoke a proxy if you do not actually vote at the Annual Meeting.

Will my vote be confidential?

Yes.  We will continue our practice of keeping the votes of all shareholders confidential.  Shareholder votes will not be disclosed to our directors, officers, employees or agents, except:

•	to allow the independent inspectors of election to certify the results;

•	as necessary to meet applicable legal requirements and to assert or defend claims for or against us;

•	in the case of a contested proxy solicitation; or

•	when a shareholder makes a written comment on the proxy card or otherwise communicates the vote to management.

What vote is required to approve each proposal?

•	Proposal 1: Elect nine directors.

The nine nominees receiving the highest number of “FOR” votes will be elected as directors.  This number is called a plurality.  Failing to vote or voting your proxy to withhold authority for all or some of the nominees will have no impact on the election of directors.

•	Proposal 2: Ratify appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2010.

Shareholder approval for the appointment of our independent registered public accounting firm is not required, but the Board is submitting the selection of Deloitte & Touche LLP for ratification in order to obtain the views of our shareholders.  Under Tennessee law, this proposal will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal. If you submit a properly executed proxy card or use the Internet or telephone to indicate “ABSTAIN” on this proposal, your vote will not be counted as cast.  Broker non-votes likewise will not be treated as cast.  Accordingly, neither abstentions nor broker non-votes will have any legal effect on whether this matter is approved.  If the appointment of Deloitte & Touche LLP is not ratified, the Audit Committee will reconsider its selection.

•	Proposal 3: Approve the amendment to the Cracker Barrel 2002 Omnibus Incentive Compensation Plan.

We believe the proposed amendment is not material and, therefore, shareholder approval of the proposed amendment is not legally required.  Nevertheless, we are submitting the proposed amendment to a vote of shareholders as a matter of good corporate governance.  Under Tennessee law, this proposal will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal.  If you submit a properly executed proxy card or use the Internet or telephone to indicate “ABSTAIN” on this proposal, your vote will not be counted as cast. Broker non-votes likewise will not be treated as cast.  Accordingly, neither abstentions nor broker non-votes will have any legal effect on whether this matter is approved.

How do you recommend that I vote on these items?

The Board of Directors recommends that you vote:

•	FOR the election of each of the nine director nominees named in this proxy statement;

•	FOR approval of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our 2010 fiscal year; and

•	FOR the amendment to our 2002 Omnibus Incentive Compensation Plan.

May other matters be raised at the Annual Meeting; how will the meeting be conducted?

We have not received proper notice of, and are not aware of, any business to be transacted at the Annual Meeting other than as indicated in this proxy statement.  Under Tennessee law and our governing documents, no other business aside from procedural matters may be raised at the Annual Meeting unless proper notice has been given to us by the shareholders.  If any other item or proposal properly comes before the Annual Meeting, the proxies received will be voted on such matter in accordance with the discretion of the proxy holders.

The Chairman has broad authority to conduct the Annual Meeting so that the business of the meeting is carried out in an orderly and timely manner.  In doing so, he has broad discretion to establish reasonable rules for discussion, comments and questions during the meeting.  The Chairman is also entitled to rely upon applicable law regarding disruptions or disorderly conduct to ensure that the Annual Meeting proceeds in a manner that is fair to all participants.

BOARD OF DIRECTORS AND COMMITTEES

Who are the current members of the Board of Directors?

The names and biographies of each member of our Board of Directors are set forth in this proxy statement under “PROPOSAL 1: ELECTION OF DIRECTORS,” beginning on page 40.  With the exception of James D. Carreker, all of our current Board members are nominees for re-election to the Board.

How often did the Board of Directors meet in 2009?

Our Board of Directors met eight times during 2009.  Each director attended at least 75% of the combined total of all meetings of the Board and all meetings of the committee(s) on which he or she served.

What are the committees of the Board?

Our Board has the following standing committees: Audit, Compensation, Nominating and Corporate Governance, Public Responsibility, and Executive.  All members of the Audit, Compensation, and Nominating and Corporate Governance committees are independent under Nasdaq’s listing standards and our Corporate Governance Guidelines, and our Board has adopted a written charter for each of these committees.  A copy of each of these charters, as well as our Corporate Governance Guidelines, is posted on our Internet website, crackerbarrel.com.  Current information regarding all of our standing committees is set forth below.

Name of Committee and Members	Functions of the Committee	Number of Meetings in 2009

AUDIT: Richard J. Dobkin, Chairman Robert V. Dale Robert C. Hilton Jimmie D. White
• Sole authority to hire, terminate and approve payments to the independent registered public accounting firm
• Acts as liaison between Board and outside auditors
• Monitors the independence of our outside auditors
• Responsible for developing procedures to receive information and address complaints regarding the status of our financial condition and effectiveness of our internal controls or audit process
• Reviews internal accounting controls and systems, including internal audit plan
• Reviews results of the annual audit and related financial reports
• Reviews results of the internal audit plan
• Reviews quarterly earnings press releases and related financial reports
• Reviews our significant accounting policies and any
11

Name of Committee and Members	Functions of the Committee	Number of Meetings in 2009

AUDIT (continued)	changes to those policies
• Provides oversight of our policies and practices with respect to risk assessment and management
• Pre-approves new or renewal transactions between the Company and related parties and annually reviews and confirms on-going arrangements with related parties
• Sole authority to hire, terminate, and approve compensation for the Vice President, Internal Audit and Loss Prevention
• Determines financial expertise and continuing education requirements of members of the committee

COMPENSATION: James D. Carreker, Chairman Robert V. Dale Richard J. Dobkin Charles E. Jones, Jr. Andrea M. Weiss	• Reviews and approves salaries, bonuses and other compensation of executive officers • Administers compensation plans for executive officers, and approves all option grants and stock grants • Reviews executive management’s performance, particularly with respect to financial goals for the concluding fiscal year • Selects and engages independent compensation consultant	8

NOMINATING AND CORPORATE GOVERNANCE: Robert V. Dale, Chairman Charles E. Jones, Jr. Martha M. Mitchell B.F. “Jack” Lowery	• Considers and recommends to the Board nominees for director • Considers nominees recommended by shareholders in accordance with the nomination procedures set forth in our bylaws • Reviews and recommends changes to corporate governance policies and practices • Reviews and recommends candidates to serve on Board committees • Reviews annual Board self-assessment	3

PUBLIC RESPONSIBILITY: Martha M. Mitchell, Chair James D. Carreker B.F. “Jack” Lowery Andrea M. Weiss Jimmie D. White	• Oversees the identification, evaluation and monitoring of social, legislative, regulatory and public policy issues that affect our business reputation, business activities and performance • Monitors our activities as a responsible corporate citizen, and in that role, reviews and makes recommendations with respect to social responsibility and public policy issues as they affect us, our employees, guests, vendors, and shareholders, and the communities in which we operate	7

Name of Committee and Members	Functions of the Committee	Number of Meetings in 2009
PUBLIC RESPONSIBILITY (continued)

• Oversees external relations and public affairs activities and the manner in which we conduct our public policy and government relations activities
• Offers advice and makes recommendations to assist us in responding appropriately to our social responsibilities and the public interest in our affairs

EXECUTIVE: Michael A. Woodhouse, Chairman James D. Carreker Robert V. Dale Richard J. Dobkin Martha M. Mitchell	• Meets at the call of the Chairman of the Board • Meets when the timing of certain actions makes it appropriate to convene the committee rather than the entire Board ● May carry out all functions and powers of the Board subject to certain exceptions under applicable law • Advises senior management regarding actions contemplated by the Company whenever it is not convenient or appropriate to convene the entire Board	0

How were non-management directors compensated in 2009?

During the first half of 2009, each outside director was paid an annual retainer of $45,000, other than our lead independent director who was paid an annual retainer of $75,000.  Each outside director also was paid a director’s fee of $1,500 for each committee meeting attended, other than the Audit Committee and the Compensation Committee members who were paid $2,000 for each committee meeting attended.  The Chairman of each committee, other than the Audit Committee and the Compensation Committee, was paid an additional annual retainer of $8,000, while the Chairman of the Audit Committee was paid an additional annual retainer of $18,000 and the Chairman of the Compensation Committee was paid an additional annual retainer of $13,000.  Effective mid-year 2009, directors also began receiving $2,000 for each board meeting attended, in addition to the annual retainer described above.  We reimburse all non-employee directors for out-of-pocket expenses incurred in connection with attendance at meetings.

Directors also are offered the option to participate in our Deferred Compensation Plan.  The Deferred Compensation Plan allows a participant to defer a percentage or sum of his or her compensation and earn interest on that deferred compensation at a rate equal to the 10-year Treasury bill rate (as in effect at the beginning of each calendar quarter) plus 1.5%.

Pursuant to our Omnibus Incentive Compensation Plan, as amended, each non-employee director who is elected at the Annual Meeting will receive options to purchase 2,000 shares of our common stock at fair market value, 1/3 of which will vest and become exercisable each year beginning on the first anniversary date of the option grant date, and a grant of 2,000 shares of restricted stock that vests in its entirety three years from the date of the grant.  We are proposing an amendment to the Omnibus Incentive Compensation Plan to implement an equity compensation program for non-management directors based on a targeted value rather than a fixed number of shares.  See “PROPOSAL 2: APPROVAL OF AN AMENDMENT TO THE CRACKER BARREL 2002 OMNIBUS INCENTIVE COMPENSATION PLAN.”

The compensation of our directors during 2009 is detailed in the Director Compensation Table, which can be found on page 32 of this proxy statement.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

What is the purpose of Compensation Discussion and Analysis?

This portion of the proxy statement, called Compensation Discussion and Analysis or “CD&A” has been prepared in order to provide a summary of the process by which the Company established the compensation for its executive officers during 2009.  It is meant to give shareholders insight into how our executive compensation programs work, including why we pay what we do and when we pay it.  It is meant to help you understand how we design our pay packages and how we pay our executives and should be read in conjunction with the detailed executive compensation tables that immediately follow this CD&A and the related Compensation Committee report.  If we believe it to be material, we also have indicated how our process has changed with respect to how we have established the compensation for our executive officers during 2010.

What does the Compensation Committee do?

The Compensation Committee’s functions and members are described on pages 10 and 25 of this proxy statement.  The Compensation Committee’s primary responsibility is the establishment and approval of compensation and compensation programs for our executive officers.  The Compensation Committee’s Charter is posted on our corporate and investor relations website (crackerbarrel.com).  The Compensation Committee meets as necessary to enable it to fulfill its responsibilities.  The Chairman of the Compensation Committee is responsible for leadership of the Compensation Committee, presiding over its meetings, making committee assignments and reporting the Compensation Committee’s actions to the Board from time to time (but at least once each year) as requested by the Board.  The Chairman, with the assistance of management, also sets the agenda for Compensation Committee meetings.

Among other things, the Compensation Committee may conduct or authorize studies of matters within its scope of responsibilities and may retain, at the Company’s expense, independent counsel or other consultants necessary to assist the Compensation Committee in any such studies.

Does the Compensation Committee use the services of an independent consultant?

Yes – to assist the Compensation Committee with establishing executive compensation for 2009 and 2010, the Compensation Committee retained Frederic W. Cook & Co., Inc. (“Cook & Co.”), which is a nationally recognized executive compensation consulting firm, to provide competitive market data, assist in establishing a peer group of companies and provide guidance to compensation structure as well as levels of compensation for our senior executives and the Board.  Cook & Co. reports directly to the Compensation Committee and performs no additional services for management without the permission of the Compensation Committee.  We believe that Cook & Co. is independent of management and provides the Compensation Committee with objective advice.

Does the Compensation Committee benchmark using a peer group of companies?

Yes – the Compensation Committee uses a peer group to evaluate the targeted compensation levels and the type of reward programs offered to our executive officers.  The selection of a peer group is driven by:

•	Organizations of similar business characteristics (i.e. publicly traded organizations in the restaurant and retail industries);

•	Organizations of comparable size to Cracker Barrel (measured by sales); and

•	Organizations with similar geographic dispersion and workforce demographics.

The peer group approved and used by the Compensation Committee during 2008 and 2009 was comprised of the following publicly-traded companies:

• AnnTaylor Stores Corp.	• DineEquity, Inc.
• Bob Evans Farms, Inc.	• Jack-in-the-Box, Inc.
• Borders Group, Inc.	• Landry’s Restaurants, Inc.
• Brinker International, Inc.	• O’Charley’s, Inc.
• Burger King Holdings, Inc.	• P F Chang’s China Bistro Inc.
• Cheesecake Factory, Inc.	• Panera Bread Co.
• Chipotle Mexican Grill, Inc.	• Petsmart Inc.
• CKE Restaurants, Inc.	• RadioShack Corp.
• Darden Restaurants, Inc.	• Ruby Tuesday, Inc.
• Denny’s Corp.

Management and the Compensation Committee, with Cook & Co.’s assistance, regularly evaluate the marketplace to ensure that our compensation programs remain competitive.  Data from published compensation surveys are used generally to assess the competitiveness and the reasonableness of rewards.  To the extent that the Compensation Committee “benchmarks” compensation, it relies only on comparisons to the peer group.  The Compensation Committee, however, does not believe that compensation levels and design should be based exclusively on benchmarking and, therefore, considers various business factors and committee members’ own experiences.

What are the overall objectives of our executive compensation programs?

In simple terms – our overall compensation objectives are performance, alignment and retention.  We have a strong “pay for performance” philosophy for our executive compensation program, which is designed to reward executive officers for maximizing our success, as determined by our financial and operational goals.  The ultimate objective of our executive compensation program is to attract and retain executive talent who possess the appropriate combination of functional, general management skills and strong leadership capability that are vital to the achievement of our strategic goals.  We generally reward executives for near-term and sustained longer-term financial and operating performance as well as leadership excellence.  Compensation opportunities are intended to align the interests of executives with those of our shareholders and encourage them to remain with the Company for long and productive careers.

How are our executive compensation programs structured in order to address our objectives?

Most of our compensation elements simultaneously fulfill one or more of our performance, alignment and retention objectives.   We use a combination of cash and equity compensation and benefits to compensate and reward our executive officers: base salary, an annual incentive award and long-term incentive (“LTI”) compensation, all of which are described in greater detail below.  The Compensation Committee believes it utilizes elements of compensation that create appropriate flexibility and help focus and reward executives for both near-term and long-term performance while aligning the interests of executive officers with the interests of our shareholders.

Performance.  Our executives who are identified in the Summary Compensation Table on page 26 (whom we refer to as our “Named Executive Officers”) have a combined total of 149 years in the restaurant and retail industries and 58 years with Cracker Barrel, during which several of them have held different positions and been promoted to increasing levels of responsibility.  The compensation for the Named Executive Officers reflects the Compensation Committee’s assessment of their management experience, performance and service to the Company over a long period of time.  Key elements of compensation that depend upon each Named Executive Officer’s performance include:

•	Base salary designed to be commensurate with the executive’s scope of responsibilities, demonstrated leadership abilities, and management experience and effectiveness;

•	An annual incentive cash bonus that is based on pre-determined quantitative measures within the context of our overall performance; and

•
Equity incentive compensation in the form of stock options and restricted stock, the value of which is contingent upon the performance of our share price and/or other performance criteria, and subject to vesting schedules that require continued service with the Company.

A substantial amount of the compensation for our executives is “at risk” based on performance.  In 2009, the Named Executive Officers as a group had 73% of their total target compensation linked to performance, and Mr. Woodhouse had 79% of his total target compensation linked to performance (total target compensation refers to the sum of base salaries and annual bonus plan and LTI opportunities).  Because a significant portion of total compensation is “at risk” and performance-based, the eventual realized compensation to our Named Executive Officers will vary significantly based on their ability to achieve pre-established performance targets and generate stock price improvement.

Alignment.  We seek to align the interests of the Named Executive Officers with those of our shareholders by evaluating executive performance on the basis of key financial measurements that we believe closely relate to both near-term and long-term shareholder value, including increases in operating profit, revenue growth and operating margin.  Key elements of compensation that align the interests of the Named Executive Officers with shareholders include:

•	Annual incentive compensation, which links a significant portion of compensation to the achievement of operating income targets;

•
Equity incentive compensation, which links a significant portion of compensation through our performance-based restricted stock to the achievement of pre-established targets of revenue growth and operating margin.  Further, the use of restricted stock and stock options links the eventual realized value of these awards to our ability to grow shareholder value through stock price appreciation and the dividend rate; and

•	Stock ownership and holding requirements, which require our senior executives to accumulate and hold Cracker Barrel stock in specified amounts.

Retention.  We know that our senior executives have other professional opportunities, including ones providing potentially higher compensation levels.  Therefore, we attempt to retain our executives by using continued service as a partial determinant of total pay opportunity.  Key elements of compensation that require continued service to receive any payment include:

•	The extended vesting terms on elements of equity incentive compensation, including stock options and restricted stock, some of which are targeted to certain executives; and

•
Certain long term incentive awards, which pay out only if the executive remains with the Company for the entire performance period and for an additional vesting period thereafter, or if that executive is retirement eligible under the terms of the plan and, in fact, retires.

How are our compensation objectives implemented?

The Committee relies upon its judgment in making compensation decisions after reviewing the performance of the Company and carefully evaluating an executive’s performance during the year against established goals, leadership qualities, operational performance, business responsibilities, long-term potential to enhance shareholder value, current compensation arrangements and tenure with the Company.  Specific factors affecting compensation decisions for the Named Executive Officers include:

•	Achieving key financial measurements such as revenue, operating profit, earnings per share, operating margins, return on capital and total shareholder return1;

•	Achieving financial and operational objectives within our strategic plan;

•	Achieving excellence in organizational performance; and

•	Supporting our values by promoting a culture of unyielding integrity through compliance with laws and our ethics policies, as well as commitment to community leadership and diversity.

We do not adhere strictly to formulas or necessarily react to near-term changes in business performance in determining the amount and mix of compensation elements.  We consider competitive market compensation paid by other companies and attempt to maintain a certain target percentile (as discussed later) within the peer group of companies against which we compare.

We strive to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives.  While each element is compared to the market separately, with the target opportunities established for each element on an independent basis, the Compensation Committee evaluates the overall total direct compensation package (base salary, annual incentive and long-term incentive) relative to market conditions.  We do not have a specific apportionment goal.  Instead, we review the compensation mix of each executive on a subjective basis as another tool to assess an executive’s total pay opportunities and whether we have provided the appropriate incentives to accomplish our compensation objectives.  Our mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of cash and equity incentive awards. We also seek to balance compensation elements that are based on financial, operational and strategic metrics with elements that are based on the performance of Cracker Barrel shares.

In general, the compensation policies have provided for a more significant emphasis on long-term equity compensation than on current cash compensation for our Named Executive Officers.  This pay mix supports their roles in enhancing value to shareholders over the long-term.

1  By “total shareholder return,” we generally mean capital appreciation through increase in stock price and dividends received.

What are the elements of our executive compensation program?

Our executive compensation program includes the following elements of compensation:

•	Base salary;

•	Annual bonuses, including special incentives when appropriate;

•	LTI, which consists of equity-based awards;

•	Health and welfare benefits; and

•	Severance and change of control provisions.

We offer limited perquisites for executive officers and do not offer supplemental executive retirement programs (known as SERPs) or defined benefit pension plans.

Why do we pay each element of executive compensation?

The following table provides additional information on our reasons for providing the various elements of executive compensation.

Pay Element	What the Pay Element Rewards	Purpose of the Pay Element
Base Salary	Skills, experience, competence, performance, responsibility, leadership and contribution to the Company	Provide fixed compensation for daily responsibilities
Annual Bonus Plan	Rewards annual achievement of profitability targets (for 2009 operating income)	Focus attention on meeting annual performance targets and our near-term success Provide additional cash compensation and incentives based on our annual performance
Long-Term Incentives
Restricted Stock
Achieving long-term revenue growth and profitability over performance  period

Appreciation in value of shares

Continued employment with us during the vesting period

Stock Options
Increase in stock price

Continued employment with the Company during the three-year vesting period

Focus attention on meeting longer-term performance targets and our long-term success

Create alignment with shareholders by focusing efforts on longer-term stock price appreciation

Management retention in a competitive marketplace

Health and welfare benefits	Provides benefits upon death or disability; provides medical coverage	Designed to provide a level of safety and security that allows employees to focus their efforts on running the business effectively
Severance and change-in-control provisions/agreements	Provides payments and other benefits upon termination of employment	Designed to ensure that executive officers remain focused on our business during transitions

How do we determine the types and amounts of executive compensation?

Our compensation includes the following market targets:

•	Base salaries generally are targeted at the 60th percentile of market relative to our peer group, with variations for experience, leadership, contribution and critical skills; and

•	Incentive compensation (which includes annual bonus and the value of long-term incentives) currently are targeted at the 50th percentile (median) of market relative to our peer group.

Although we generally target compensation at the median level, we target base salaries above the median in recognition that the Company offers only limited perquisites and offers no defined benefit or SERP and to attract and retain higher caliber executives.  Additionally, there may be variations in individual circumstances from the target due to factors such as tenure or individual performance.

In deciding on the type and amount of compensation for each executive, we focus on both current pay and the opportunity for future compensation.  The Compensation Committee determines the allocation of long-term versus near-term compensation based on market data from the peer group and broader industry survey data, which is then adjusted by the Compensation Committee based on contribution and performance as well as internal equity considerations.  In establishing the specific components of executive compensation for 2009 and 2010, the Compensation Committee based its decisions on the peer group data and recommendations provided to it by Cook & Co.

Base Salary.  Base salary for our executive officers is determined based on the scope of work, skills, experience, responsibilities, performance and seniority of the executive, peer group salaries for similarly-situated positions and the recommendation of the Chief Executive Officer (except in the case of his own compensation).  Mr. Woodhouse’s salary is set per his employment agreement, subject to increases at the discretion of the Compensation Committee.  The Company views base salary as a fixed component of executive compensation that compensates the executive officer for the daily responsibilities assumed in keeping the Company operating throughout the year.

The Compensation Committee reviews executive officers’ salaries annually at the end of the fiscal year and establishes the base salaries for the upcoming fiscal year.  Each Named Executive Officer is assigned a salary range based on similar positions in the peer group.  The Compensation Committee then considers many factors, including individual performance, experience and tenure in setting base salary increases within this range.  The greater an individual’s performance and contribution, the larger the annual increase may be.  In addition, the Compensation Committee may identify certain positions as critical to our business and target base salaries for these positions above the 60th percentile target.

In response to the general economic downturn and upon the recommendation of management, the salaries of all Named Executive Officers were frozen effective July 29, 2009.  The salary freeze remains in effect as of the date of this proxy statement.  Accordingly, we expect that the base salaries of the Named Executive Officers during 2010 will be the same as those for 2009, which are reflected in the Summary Compensation Table on page 26 of this proxy statement.

Annual Bonus Plan.  The annual bonus plan generally provides our executive officers with the ability to receive additional cash compensation based on a percentage of base salary and our performance.  The performance matrix established for the annual bonus plan for 2009 required, in order for executive officers to receive any bonus, that our 2009 adjusted operating income exceed 85% of plan, which was $136,335,000.  Our 2009 adjusted operating income was $144,424,000, resulting in the Named Executive Officers receiving 60.24% of their target bonus.  Those 2009 annual bonuses are reflected in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table on page 26 of this proxy statement.

For the 2010 annual bonus plan, recognizing that the economic and market volatility make a formulaic plan difficult to administer, executive officers will be eligible to receive a bonus of up to 200% of target (target being median reflected by our peer group) if pre-tax income meets or exceeds a threshold (minimum) level of performance.  No bonuses will be paid to executive officers for 2010 if threshold performance is not achieved.  If threshold performance is achieved and the executives therefore become eligible for the bonuses at 200% of target, the Compensation Committee intends to exercise discretion to reduce, if appropriate, but not to increase, the amount of the award(s).  Factors the Committee will consider in applying discretion will include but not be limited to profitability and revenue achievement, customer satisfaction, and progress on strategic objectives.

The target and maximum bonuses for our named executive officers that have been established for 2010 are as follows:

	Target Bonus	Maximum Bonus
Mr. Woodhouse	$1,250,000	$2,500,000
Mr. Barber	$500,000	$1,000,000
Ms. Cochran	$500,000	$1,000,000
Mr. Shoaf	$290,136	$580,272
Mr. Maxwell	$243,079	$486,158
Mr. Greene	$173,628	$347,256

In no case can an executive’s actual award exceed the maximum award, regardless of the level of satisfaction of the performance goal.

Long-Term Incentives.  The Compensation Committee believes that long-term incentives, particularly equity-based awards, provide the strongest alignment between shareholders and executive officers.  Therefore, a significant portion of our executive officers’ total compensation is provided in the form of equity.  Long-term incentives may include: restricted cash awards; stock options; restricted stock; restricted stock units; stock appreciation rights; dividend equivalents; stock awards; and other stock-based awards.  Some incentives, such as stock options, are specifically designed to provide rewards based on stock price appreciation, while others, such as restricted stock and performance shares, deliver rewards based upon generating long-term shareholder returns through business building efforts.

Our long-term incentives are evaluated independently and in the context of total compensation.  For 2009, we adopted the 2009 Long-Term Incentive (LTI), which consisted of two components – an annual stock option grant and the 2009 Long Term Performance Plan (LTPP).  The stock option component represented 50% of each Named Executive Officer’s total LTI opportunity.  All options had an exercise price of $27.02 and vest ratably over a three-year period. The remaining 50% of each Named Executive Officer’s LTI award opportunity was provided through the LTPP.  Because of the current economic uncertainty, the Compensation Committee determined that the LTPP was not accomplishing its goals of retention or appropriate levels of compensation.  Accordingly, given the economic and market volatility, the Committee determined to terminate the LTPP and pay out the first year’s award (the LTPP being a two-year plan) in cash at the 50% level, which was approximately the then current projected payout level of the plan.  This resulted in payouts to the Named Executive Officers that are reflected in the “Bonus” column of the Summary Compensation Table on page 26 of this proxy statement.  The Compensation Committee further has elected to concentrate on annual as opposed to two-year plans until we return to a more predicable economic environment.  In fact, our Board and the Compensation Committee have taken (and intend to continue to take) a shorter term focus during the current period of economic uncertainty.  Specifically, the Board and the Compensation Committee intend to incentivize management to be nimble in and responsive to the currently volatile economic and operating environment.

Health and Welfare Benefits.  We offer a group insurance program consisting of life, disability and health insurance benefit plans that cover all full-time management and administrative employees (as well as certain full-time restaurant employees) and a supplemental group term life insurance program, which covers executive and other officers.  Aside from the annual recalibration of benefit costs and the associated premium changes that affect all participants, no significant changes were made to our health and welfare benefits for executive officers during 2009.

Severance and Change of Control Provisions.  We have a severance plan that applies to our executive officers.  Under the severance plan, executives receive up to 18 (increased in 2009 from 12) months pay (plus one additional week of pay for each year of service in excess of 15 years) as a result of termination of their employment by the Company other than for “cause,” which is defined in the severance plan.

We have management retention (change in control) agreements with each of our executive officers, including the Named Executive Officers, which agreements are described under “EXECUTIVE COMPENSATION – COMPENSATION TABLES AND INFORMATION – Potential Payments Upon Termination or Change in Control,” including the table on page 31 of this proxy statement that shows the potential payments for each Named Executive Officer under various termination scenarios.   None of our current Named Executive Officers has an employment agreement other than Mr. Woodhouse and Ms. Cochran, whose agreements are described on pages 33-36.  With the exception of the change mentioned above, there were no significant changes to our severance or change in control provisions in 2009.

The change in control agreements would result in severance benefits after a change in control only if the executive is terminated without cause (or terminates his/her employment for “good reason” as described in the agreements) within two years after such an event.  Unvested equity awards (stock options, stock appreciation rights, restricted stock, restricted stock units) will vest immediately upon a change in control, consistent with the provisions of our existing equity compensation plans.

These agreements are intended to assure that the Company will have the continued dedication, undivided loyalty, and objective advice and counsel from these key executives in the event of a proposed transaction, or the threat of a transaction, which could result in a change in control of the Company.  When establishing our change of control agreements, the Compensation Committee intended to provide executive officers with adequate financial security so that they could focus on achieving successful business continuity. We believe that the provision of severance and benefits and change in control protection for certain of our executive officers is consistent with market practice, is a valuable executive talent retention provision, and is consistent with the objectives of our overall executive compensation program.

Do you provide perquisites and other benefits to executive officers?

We provide limited perquisites and other benefits to our executive officers.  Any perquisites that are received by Named Executive Officers are reflected in the Summary Compensation Table on page 26 of this proxy statement under the “All Other Compensation” column and related footnote.  In particular:

•	Named Executive Officers do not have use of a Company vehicle;

•	Named Executive Officers may not schedule the Company aircraft for personal travel;
•	We do not have a defined benefit pension plan or SERP; and
•
With the exception of certain items of security that were provided for Messrs. Woodhouse and Barber and Ms. Cochran during 2009, we do not provide a number of perquisites that are provided by other companies, such as club memberships, drivers, or financial and legal planning.  However, the Company reimbursed Mr. Woodhouse and Ms. Cochran for a portion of the legal expenses they incurred in negotiating their employment agreements.

Is Mr. Woodhouse’s compensation determined in the same manner as the other Named Executive Officers?

Generally – yes.  Mr. Woodhouse is a party, however, to an employment agreement described below in “Do any Named Executive Officers have employment agreements?”

How does the Compensation Committee use “tally sheets”?

As part of the Compensation Committee’s efforts to review and structure executive compensation, the Compensation Committee reviews tally sheets for executive compensation, inclusive of the value of equity awards.  The tally sheets assist the Compensation Committee in understanding the levels of executive compensation that have been, and are being, received by our executive officers.  The Compensation Committee will continue to review tally sheets for executive officers on an annual basis.

Does the Compensation Committee delegate its authority to make stock awards?

Yes, on a limited basis.  The Compensation Committee has delegated to our CEO the authority to make certain awards, subject to the following limitations:

•	The recipient of any grant is not, or is not expected to be an executive officer;
•	Any award may not exceed 5,000 shares;
•	Any award may not vest at an annual rate greater than 33-1/3% for three years; and
•	At any Compensation Committee meeting, the CEO must report all awards made by him pursuant to this delegation of authority.

During 2009, no grants were made by the CEO.

What policies are there on timing when equity awards are made?

We have never “back-dated” and have a policy against “backdating” of options.  In addition, we adhere to the following policies as to equity awards:

•
The exercise price of each stock option awarded to our senior executives is the closing price of our stock on the date of grant, which generally is the date of the September Compensation Committee meeting at which equity awards for senior executives are determined.  Board and committee meetings generally are scheduled at least one year in advance.  Scheduling decisions are made without regard to anticipated earnings or other major announcements by us.  We prohibit the re-pricing of stock options.

•
New hire equity awards or grants to promoted employees, including stock option grants, are made effective the date of the next Compensation Committee meeting following employment date or promotion, respectively.

•	Other interim or ad hoc equity awards such as retention awards, including stock option grants, are made effective on the date of the next Compensation Committee meeting.

•	The grant date for equity awards, including stock options, is the date of approval of the grants, or a specified later date.
•	Except as set forth above, we do not have any program, plan or practice to time stock option grants to executive officers in coordination with the release of material non-public information.

What factors are considered in decisions to materially modify compensation?

From time to time and at least annually in connection with our fiscal year end, the Compensation Committee will review market data, individual performance and retention needs in making decisions to adjust compensation materially.  Other than our current policy of targeting base salary and incentive compensation at 60% and 50%, respectively, of our peer group, we do not have any set formula for determining the amount of each compensation element as a percentage in our executive officers’ compensation packages. We consider the competitive landscape for talent in our industry and geography and base our compensation decisions on how we want to position ourselves in the marketplace for executive talent.

Do you have a policy about recovery of performance-based awards if an executive is guilty of misconduct?

If the Compensation Committee and the Board of Directors determines that an executive officer has engaged in fraudulent behavior or intentional misconduct, including with regard to the reporting of our performance, the Compensation Committee and the Board of Directors will immediately take corrective action to remedy the misconduct, prevent its recurrence, and impose such discipline on the wrongdoer as would be appropriate.  Discipline would vary depending on the facts and circumstances, and could include, without limitation, (1) termination of employment, (2) initiating an action for breach of fiduciary duty, and (3) if the misconduct resulted in a significant restatement of our financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results.  These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

Does Cracker Barrel have stock ownership guidelines for its executive officers?

Yes – We have stock ownership guidelines (the “Ownership Guidelines”) covering all executive officers, which are posted on our website at crackerbarrel.com. The guideline is 70,000 shares for the Chief Executive Officer, 25,000 shares for the Chief Operating Officer, 15,000 shares for the Chief Financial Officer and 5,000 shares for any other executive officer.  The time frame to reach the stated guideline amount was August 1, 2009 for Mr. Woodhouse, and is August 1, 2010 for Messrs. Maxwell and Shoaf, August 1, 2011 for Mr. Greene, August 1, 2013 for Mr. Barber and August 1, 2014 for Ms. Cochran.  Officers subject to the Ownership Guidelines who are hired or promoted after the program’s inception in 2005, have five years, from the beginning of the first full fiscal year in position, to reach the stated guideline amount.

Shares counted toward achievement of the Ownership Guidelines include shares directly or indirectly owned by the executive officer (whether certificated or in “street name”) and shares of restricted stock.  The Compensation Committee reviews executive officer ownership levels annually.  At this time, all Named Executive Officers are exceeding their Ownership Guidelines.  Executive officers are prohibited from hedging their holdings of our common stock.

In 2005, the Compensation Committee adopted a plan (the “Ownership Plan”) to encourage the early attainment of the Ownership Guidelines by certain of our officers.  Under the Ownership Plan, an executive was awarded common stock in the amount of the greater of 100 shares or two percent (2%) of the number of shares specified in the Ownership Guidelines for that officer if the officer achieves certain specified progress each year during the five-year period toward the Ownership Guidelines.  In future years, failure to achieve specified ongoing progress toward share ownership requirements would result in reduced option grants.  On July 29, 2009, the Compensation Committee determined that each of the following Named Executive Officers had achieved or exceeded the specified progress and, accordingly, were awarded the following respective number of unrestricted shares on August 3, 2009:

Name	Award (# of shares)
Mr. Woodhouse	1,400
Mr. Barber	500
Mr. Shoaf	100
Mr. Maxwell	100
Mr. Greene	100

The Compensation Committee allowed the Ownership Plan to expire in 2009.  The Compensation Committee made this decision after being advised that arrangements such as the Ownership Plan no longer were being used by many of our competitors.  As a result, no additional awards will be made for meeting the requirements of the Ownership Guidelines; however, Ownership Guidelines’ requirements will remain in place.

What is the effect of accounting and tax treatments on compensation?

Although the accounting and tax treatment of executive compensation generally has not been a factor in the Compensation Committee’s decisions regarding the amounts of compensation paid to our executive officers, it has been a factor in the compensation mix as well as the design of compensation programs.  As further described below, for example, we have attempted to structure our compensation to maximize the tax benefits to the Company (e.g., deductibility for tax purposes).  Owing to the adoption of SFAS 123R, we do not expect accounting treatment of differing forms of equity awards to vary significantly, and, therefore, accounting treatment is not expected to have a material effect on the Compensation Committee’s future selection of differing types of equity awards.

Section 162(m).  Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount a public company may deduct for compensation paid to its Chief Executive Officer or any of our four other most highly compensated executive officers (excluding our chief financial officer, who the Internal Revenue Service has indicated may be excluded) who are employed by the Company as of the end of the fiscal year.  However, the limit described in Section 162(m) does not apply to compensation that satisfies the requirements of Section 162(m) for “qualifying performance-based” compensation.  The Compensation Committee attempts to maximize deductibility of compensation under Section 162(m) to the extent practicable while maintaining a competitive, performance-based compensation program. However, the Compensation Committee also believes that it must (and does) reserve the right to award compensation which it deems to be in our best interest and our shareholders, but which may not be fully tax deductible under Section 162(m).

Sections 280G and 4999.  We provide our Named Executive Officers with change in control agreements.  These agreements provide for tax protection in the form of a gross-up payment to reimburse the executive for any excise tax under Internal Revenue Code Section 4999 as well as any additional income and employment taxes resulting from such reimbursement. Code Section 4999 imposes a 20% non-deductible excise tax on the recipient of an “excess parachute payment,” and Code Section 280G disallows the tax deduction to the payor of any amount of excess parachute payment that is contingent upon a change in control.  A payment as a result of a change in control must exceed 2.99 times the executive’s base amount in order to be considered an excess parachute payment, and then the excise tax is imposed on the parachute payments that exceed the executive’s base amount.  The intent of the tax gross-

up is to provide a benefit without tax penalty to certain executives who are displaced in the event of a change in control.  We believe that the provision of tax protection for certain of our executive officers was consistent with market practice at the time those agreements were entered into, was a valuable executive talent retention provision, and was consistent with the objectives of our overall executive compensation program.  We, however, continue to study whether such provisions are consistent with current market practices and whether we should continue such provisions in future agreements.  In 2009, when we entered into a new employment agreement with Mr. Woodhouse, he agreed to limit any payments or benefits that he would receive as a result of a termination following a Change in Control to the extent necessary to prevent the imposition of (and accordingly, any gross up with respect to) any excise tax imposed upon “excess parachute payments” by Section 4999 of the Internal Revenue Code.  See “—COMPENSATION TABLES AND INFORMATION—Employment and Other Agreements.”  Also, during 2009, we determined that there would be minimal, if any, payouts under the majority of the gross up provisions that are contained in our agreements and, accordingly, elected to make no changes in these agreements at the present time.

What are the respective roles of the Compensation Committee, its consultant and our executive officers in determining executive compensation?

The Compensation Committee’s Role.  The Compensation Committee’s primary responsibility is the establishment and approval of compensation and compensation programs for our executive officers.  In the case of executive officers who also serve as directors, the Compensation Committee makes recommendations to the independent directors of the Board.  Compensation decisions are designed to promote the achievement of our business objectives and strategy; therefore, the planning and evaluation of performance are continuous processes. The majority of the compensation decisions for the executive officers generally are made annually during the July meetings of the Compensation Committee and the Board of Directors.

In developing its views, the Compensation Committee believes that it is advisable to obtain input from management and from independent consultants retained by the Compensation Committee, which currently is Cook & Co.  While the recommendations of management and the Compensation Committee’s consultants provide valuable guidance, the Compensation Committee ultimately makes all final decisions in carrying out its responsibilities and determining compensation levels and structure.  All members of the Compensation Committee are independent non-employee directors.

Management’s Role. The significant aspects of management’s role in the compensation process are:

•	Recommending business performance targets and objectives and providing background information about the underlying strategic objectives;
•	Evaluating employee performance;
•	Recommending cash compensation levels and equity awards;
•	The CEO works with the Compensation Committee Chairman to establish the agenda for Compensation Committee meetings;
•	The CEO generally makes recommendations to the Compensation Committee regarding salary increases for other executive officers during the regular merit increase process;
•	The CEO provides his perspective on recommendations provided by the consulting firm hired by the Compensation Committee regarding compensation program design issues; and
•
Other executive officers, at the request of the Compensation Committee, work with the outside consultants hired by the Compensation Committee, to provide data about past practices, awards, costs and participation in various plans, as well as information about our annual and longer-term goals.  When requested by the Compensation Committee, selected executive officers may also review consultant recommendations on plan design and structure and provide a perspective to the Compensation Committee on how these recommendations may affect recruitment, retention and motivation of our employees as well as how they may affect us from an administrative, accounting, tax or similar perspective. The other Named Executive Officers do not play a role in their own compensation determination, other than discussing individual performance objectives with the CEO.

The Role of Advisors and Consultants. By the terms of its charter, the Compensation Committee can retain and dismiss independent compensation consultants and approve their compensation, and the consultants report directly to the Compensation Committee.  Cook & Co. is authorized to communicate with members of management as necessary, but may not perform work directly for management without the Compensation Committee’s advance approval.  For executive compensation awarded in 2009, Mr. Woodhouse was assisted by certain members of senior management as well as Cook & Co. in reviewing the competitive landscape for executive talent and structuring the types and levels of executive compensation for review by the Compensation Committee.  The Compensation Committee and the Board of Directors are responsible for establishing Mr. Woodhouse’s compensation package.  The Compensation Committee and the Board of Directors consulted with Cook & Co. in determining the executive compensation to be awarded to Mr. Woodhouse in 2009.

How are non-management directors compensated?

The compensation of non-management directors in 2009 is described on pages 11 and 32 of this proxy statement.  During 2009, with Cook & Co.’s assistance, the Compensation Committee reviewed the compensation of non-management directors and re-instituted meeting fees of $2,000 per Board meeting attended and, subject to the approval of shareholders at the Annual Meeting, is implementing an equity compensation program for non-management directors that provides a targeted value rather than a fixed number of shares.  The Compensation Committee intends to implement that change in equity awards effective with the 2009 Annual Meeting.

COMPENSATION COMMITTEE REPORT

This Compensation Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Exchange Act.

What is the Compensation Committee and what does it do?

The Compensation Committee of the Board of Directors establishes the salaries and other compensation of the Chairman and CEO, the other executive officers named in the Summary Compensation Table and other selected senior executives of the Company.  The Compensation Committee also is charged with the responsibility to review and approve our executive compensation and benefits plans and policies, and the administration of all executive compensation programs, incentive compensation plans and equity-based plans currently in place at the Company.  As it deems necessary, the Compensation Committee engages independent compensation consultants and counsel to advise the Compensation Committee on all matters related to CEO and other executive compensation.  The Compensation Committee engages an independent consultant to conduct a competitive review of executive compensation, including long-term incentive compensation levels.

The Compensation Committee met eight times in 2009.  Five of the eight Compensation Committee meetings included an executive session with no Company employees present.

Are the members of the Compensation Committee “independent”?

Yes.  It is comprised of five directors, all of whom are independent as determined in accordance with Nasdaq’s listing standards and our Corporate Governance Guidelines.

Has the Compensation Committee adopted a Charter?

Yes.  A copy of that Charter is posted on our Internet website at crackerbarrel.com.

What has the Compensation Committee done in recommending that our Compensation Discussion and Analysis (“CD&A”) be included in our proxy statement and Annual Report on Form 10-K?

The Compensation Committee has reviewed and discussed the CD&A with management.  Based on its review and discussions of the CD&A with management, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for 2009.

Who has furnished this report?

This report has been furnished by the members of the Compensation Committee:

James D. Carreker, Chairman
Robert V. Dale
Richard J. Dobkin
Charles E. Jones, Jr.
Andrea M. Weiss

COMPENSATION TABLES AND INFORMATION

Summary Compensation Table

The following table includes information regarding the compensation paid or awarded to the individuals listed below (each a “Named Executive Officer,” and collectively, the “Named Executive Officers”) during 2007, 2008 and 2009.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonquali- fied Deferred Compen- sation Earnings(3)	All Other Compensa- tion(4)	Total
		($)	($)	($)	($)	($)	($)	($)	($)
Michael A. Woodhouse, Chairman and Chief Executive Officer	2009 2008 2007	$1,000,000 $1,000,000 $950,000	$752,015 $0 $1,232,315	$1,098,727 $1,310,905 $3,138,684	$1,007,174 $1,063,470 $918,683	$753,000 $0 $5,843,120	-- -- --	$125,593 $79,807 $56,919	$4,736,509 $3,454,182 $12,139,721
Sandra B. Cochran, Executive Vice President, Chief Financial Officer(5)	2009	$160,985	$84,109	$86,048	$30,314	$96,977	--	$158,289	$616,722
Douglas Barber, Executive Vice President, Chief Operating Officer	2009 2008 2007	$500,000 $388,611 $301,600	$300,809 $0 $0	$309,103 $901,707 $245,815	$278,304 $152,469 $104,140	$304,020 $0 $180,829	-- -- $11,632	$17,846 $16,918 $5,982	$1,710,082 $1,459,706 $849,998
N.B. Forrest Shoaf; Senior Vice President, Chief Legal Officer and Secretary	2009 2008 2007	$414,480 $383,778 $355,350	$162,088 $0 $162,468	$208,541 $749,479 $283,335	$202,039 $178,595 $93,531	$174,778 $0 $1,295,003	-- -- --	$15,850 $17,497 $25,667	$1,177,776 $1,329,349 $2,215,354
Terry Maxwell, Senior Vice President, Retail	2009 2008 2007	$347,256 $327,600 $312,000	$83,571 $0 $0	$125,583 $404,720 $284,113	$150,265 $151,365 $126,945	$146,431 $0 $253,991	-- -- $2,520	$7,177 $7,361 $2,889	$860,283 $891,047 $982,458
Edward A. Greene, Senior Vice President Strategic Initiatives	2009 2008 2007	$347,256 $327,600 $312,000	$78,338 $0 $73,939	$83,079 $336,318 $90,463	$94,831 $79,011 $43,863	$104,594 $0 $155,114	-- -- --	$8,596 $10,605 $1,352	$716,694 $753,535 $676,731

(1)	Reflects payments resulting from termination of the 2009 LTPP. See discussion on pages 18-19.
(2)
Represents amounts accrued in the Company’s financial statements as compensation expense pursuant to FAS 123R for all unvested stock and option awards irrespective of date of grant.  See Management’s Discussion and Analysis of Financial Condition and Results of operation in our Annual Report on Form 10-K for the fiscal year ended July 31, 2009 for a discussion of the assumptions made in the valuation.

(3)
We have no defined benefit pension plan, nor any type of supplemental executive retirement plan. Under the Deferred Compensation Plan, executives may defer up to 50% of salary and 100% of bonus into a fully funded, self-directed plan. These amounts are then invested at their discretion in the same mutual funds generally available to all employees who participate in our 401(k) plan. SEC regulations, however, define earnings as “above-market” “if the rate of interest exceeds 120% of the applicable federal long-term rate, with compounding (as prescribed under section 1274(d) of the Internal Revenue Code) at the rate that corresponds most closely to the rate under the registrant’s plan at the time the interest rate or formula is set.”  Although there were no “above market” earnings, any amounts that these individuals earn require no cash outlay by us since the investments were fully funded at the time of the deferral.

(4)
Amounts shown in this column for 2009 include the company match under our non-qualified compensation plan (Mr. Woodhouse ($15,000); Mr. Barber ($7,500); Mr. Shoaf ($6,198); and Mr. Greene ($5,197)); dividends accrued on prior unvested stock awards (Mr. Woodhouse ($41,179); Mr. Barber ($2,241);

Mr. Shoaf ($7,702); Mr. Maxwell ($4,637); and Mr. Greene ($1,449)); the company match under our 401(k) plan (Mr. Maxwell ($590)); our payment of premiums for life insurance (Mr. Woodhouse ($780); Ms. Cochran ($260); Mr. Barber ($780); Mr. Shoaf ($780); Mr. Maxwell ($780); and Mr. Greene ($780)); our payment for certain security services (Mr. Woodhouse ($42,464); Mr. Barber ($6,155); and Ms. Cochran ($10,971); our payment of premiums for long-term disability insurance (Mr. Woodhouse ($1,170); Ms. Cochran ($390); Mr. Barber ($1,170); Mr. Shoaf ($1,170); Mr. Maxwell ($1,170); and Mr. Greene ($1,170)); our payment of certain relocation expenses to Ms. Cochran ($94,668); a cash sign-on bonus for Ms. Cochran ($50,000); and reimbursement of legal fees incurred in connection with the negotiation of their employment agreements (Mr. Woodhouse ($25,000); and Ms. Cochran ($2,000)).
(5)
Ms. Cochran was appointed as Executive Vice President and Chief Financial Officer effective March 11, 2009.  Mr. Shoaf had previously served as interim Chief Financial Officer since March 7, 2008 until Ms. Cochran’s appointment.

Grants of Plan-Based Awards

The following Grants of Plan-Based Awards table provides additional information regarding non-equity and equity incentive plan awards granted to the Named Executive Officers during 2009.  No equity incentive plan awards were made during 2009.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(2)	All Other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	(#)
		$	$	$
Mr. Woodhouse	9/25/2008					128,505	$27.02	$1,219,769
	10/30/2008				150,000			$2,457,000
	8/3/2009				1,400			$40,404
		$375,000	$1,250,000	$2,500,000

Ms. Cochran	3/11/2009				25,000			$546,668
	3/11/2009					25,000	$24.27	$272,825
		$48,285	$160,950	$321,900

Mr. Barber	9/25/2008					51,402	$27.02	$487,908
	8/3/2009				500			$14,430
		$150,000	$500,000	$1,000,000

Mr. Shoaf	9/25/2008					27,696	$27.02	$262,890
	8/3/2009				100			$2,886
		$87,041	$290,136	$580,272

Mr. Maxwell	9/25/2008					14,279	$27.02	$135,536
	8/3/2009				100			$2,886
		$72,924	$243,079	$486,158

Mr. Greene	9/25/2008					13,387	$27.02	$127,069
	8/3/2009				100			$2,886
		$52,088	$173,628	$347,256
______________________________________
(1) Actual payouts are reflected in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.
(2) Includes Interim Share Ownership awards.
(3) Includes 2009 stock option award representing 50% of total 2009 LTI opportunity.

Outstanding Equity Awards at Fiscal Year-end

The following table summarizes equity awards made to the Named Executive Officers that are outstanding as of July 31, 2009.

	Option Awards					Stock Awards
Name	Number Of Securities Underlying Unexercised Options (#) Exercisable	Number Of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number Of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number Of Shares Or Units Of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number Of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value Of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Woodhouse	16,736 65,513 58,769 160,000 90,347 78,652 145,330 1,667 46,985 0	0 0 0 0 0 0 0 833 93,968 128,505	0 0 0 0 0 0 0 0 0 0	$14.31 $14.63 $20.10 $23.58 $37.19 $35.60 $34.60 $40.00 $40.05 $27.02	9/30/2009 9/28/2010 9/27/2011 9/26/2012 9/25/2013 9/22/2014 9/22/2015 9/21/2016 9/19/2017 9/25/2018	0	$0	25,000 25,000 25,000 25,000 25,000	$721,500 $721,500 $721,500 $721,500 $721,500
Ms. Cochran	0	25,000	0	$24.27	3/11/2019	25,000	$721,500	0	$0
Mr. Barber	1,650 5,062 6,072 8,148 0	0 0 3,036 16,296 51,402	0 0 0 0	$35.60 $34.60 $40.00 $40.05 $27.02	9/22/2014 9/22/2015 9/21/2016 9/19/2017 9/25/2018	25,000 2,500	$721,500 $72,150	0	$0
Mr. Shoaf	7,000 14,664 1,667 9,016 0	0 0 833 18,031 27,696	0 0 0 0 0	$40.46 $34.60 $40.00 $40.05 $27.02	4/11/2015 9/22/2015 9/21/2016 9/19/2017 9/25/2018	1,400 12,500 6,775	$40,404 $360,750 $195,527	0	$0
Mr. Maxwell	5,102 5,000 4,777 5,223 4,053 5,000 13,100 6,281 5,278 0	0 0 0 0 0 0 0 3,141 10,554 14,279	0 0 0 0 0 0 0 0 0 0	$20.10 $23.58 $37.19 $37.19 $35.60 $39.37 $34.60 $40.00 $40.05 $27.02	9/27/2011 9/26/2012 9/25/2013 9/25/2013 9/22/2014 11/23/2014 9/22/2015 9/21/2016 9/19/2017 9/25/2018	12,500	$360,750	0	$0
Mr. Greene	10,000 1,667 3,299 0	0 833 6,596 13,387	0 0 0 0	$33.95 $40.00 $40.05 $27.02	10/3/2015 9/21/2016 9/19/2017 9/25/2018	2,000 5,000 16,938	$57,720 $144,300 $488,831	0	$0

Option Exercises and Stock Vested

The following table provides information, for the Named Executive Officers, on (1) stock option exercises during 2009, including the number of shares acquired upon exercise and the value realized and (2) the number of shares acquired upon the vesting of stock awards in the form of restricted stock and the value realized, each before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Woodhouse	30,000 6,743 28,069 50,000 50,000 33,471 16,736	$103,047 $36,250 $151,253 $671,775 $760,430 $525,076 $279,282	25,000 27,091 1,400	$649,500 $781,846 $40,404
Ms. Cochran	0	--	0	$0
Mr. Barber	0	--	1,474 500	$42,540 $14,430
Mr. Shoaf	0	--	1,400 5,067 100	$46,886 $146,234 $2,886
Mr. Maxwell	3,506	$60,086	3,051 100	$88,052 $2,886
Mr. Greene	0	--	100 3,000 953	$2,886 $70,500 $27,504

Equity Compensation Plan Information

The following table summarizes share and exercise price information about our equity compensation plans as of July 31, 2009:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	Options - 2,515,413	$32.58	1,114,878
	Full Value - 356,313	N/A
Equity compensation plans not approved by security holders	Options - 379,260	$28.21	0
	Full Value - 25,000	N/A
Total	Options - 2,894,673	$32.01	1,114,878
	Full Value - 381,313	N/A
As of July 31, 2009, options to purchase 1,314,289 shares at a weighted average exercise price of $30.96 per share were outstanding under the Amended and Restated Stock Option Plan (the “A&R Plan”), and 956,362 shares at a weighted average exercise price of $36.59 per share were outstanding under the Cracker Barrel 2002 Omnibus Incentive Compensation Plan (the “Omnibus Plan”).  In addition, as of July 31, 2009, there remain 599,954 shares to be optioned and sold under the A&R Plan and 514,924 shares to be optioned and sold under the Omnibus Plan.  On July 31, 2009, the closing market price of the shares on Nasdaq was $28.86.

Nonqualified Deferred Compensation

We maintain a non-qualified deferred compensation plan for our executive officers and certain employees.  The deferred compensation plan permits participating executive officers voluntarily to defer receipt of up to 50% of their base salaries and up to 100% of their annual incentive compensation.  These deferrals are fully funded from deductions from the participants’ applicable payroll or bonus checks.  Amounts deferred under the plan are payable in cash on the date or dates selected by the participant in accordance with the terms of the plan or on such other dates specified in the plan.  Deferred amounts earn rates of return based on the performance of several investment alternatives selected by the participant.  These investment alternatives mirror those available to all eligible employees under our 401(k) plan.  We also provide a 25% match of the executive’s contributions up to 6% of pay (or, a maximum of 1.5% of eligible pay, the same matching formula used in our 401(k) plan).  The following table provides additional information concerning the deferred compensation account for each Named Executive Officer, including the voluntary contributions made by the Named Executive Officers and by us to the deferred compensation plan during 2009 and the aggregate deferred compensation balance as of the fiscal year ended July 31, 2009.  Certain executive officers elected to take a voluntary in-service withdrawal, as provided in the Internal Revenue Code Section 409A final regulations, for deferrals that took place in 2005 through 2008.

Name	Aggregate Balance at Beginning FYE ($)	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Mr. Woodhouse	$4,389,424	$195,833	$15,000	$24,120	$(2,099,220)	$2,525,158
Ms. Cochran	--	--	--	--	--	--
Mr. Barber	$243,932	$30,000	$7,500	$(71,671)	$(114,510)	$95,251
Mr. Shoaf	$195,225	$41,320	$6,198	$(24,862)	$0	$217,882
Mr. Maxwell	$32,182	$0	$0	$(6,287)	$0	$25,895
Mr. Greene	$82,274	$20,786	$5,197	$452	$(87,030)	$21,679

Potential Payments Upon Termination or Change in Control

Our Named Executive Officers are entitled to certain benefits in the event their employment is terminated under specified circumstances. Circumstances which would trigger payments and/or other benefits to certain of our Named Executive Officers include death, disability, termination of employment by the Company without cause, termination by the Named Executive Officer for good reason or a change-in-control of the Company.

In order for a Named Executive Officer to receive the payment and/or benefits to which he is entitled pursuant to any applicable employment agreement or our severance policy, he/she must execute and deliver to the Company a release in a form satisfactory to the Company.  So long as any Named Executive Officer who is receiving payments and/or benefits from the Company has not breached any applicable restrictive covenants (including, without limitation, non-compete, non-solicitation, non-disparagement and/or confidentiality agreements), the Company will continue to make any required payments.  In the event a Named Executive Officer breaches any applicable restrictive covenant, the Company will cease making any future payments and providing any other benefits to the Named Executive Officer, and will also consider pursuing all legal and equitable remedies available to the Company under any applicable employment agreement and applicable law.

The following table sets forth payments and benefits that may be received by our Named Executive Officers under any existing employment agreements, equity grant agreements, plans or arrangements, whether written or unwritten, in the event of termination for specified reasons and/or a change-in-control of the Company.  Only payments and benefits that a Named Executive Officer may receive that are not also available to other executive officers and salaried employees are disclosed in the table below.  The following information has been prepared based on the assumption that the Named Executive Officer was terminated, or a change-in-control of the Company occurred, on July 31, 2009.  The closing price for our common stock on July 31, 2009 was $28.86.

Name	Termination By Company Without Cause(1) ($)	Termination By Named Executive Officer for Cause ($)	Death(2) ($)	Disability(3) ($)	Change in Duties or Compensation after Change-in- Control(4) ($)	Termination after Change-in- Control for cause(5) ($)	Termination after Change- in-Control not for cause(6) ($)
Mr. Woodhouse	$8,650,130	$0	$3,607,500	$3,607,500	$12,317,336	$0	$12,317,336
Ms. Cochran	$880,977	$0	$0	$0	$3,909,036	$0	$3,909,036
Mr. Barber	$1,087,296	$0	$0	$0	$4,062,773	$0	$4,062,773
Mr. Shoaf	$607,258	$0	$0	$0	$2,013,219	$0	$2,013,219
Mr. Maxwell	$733,971	$0	$0	$0	$1,542,699	$0	$1,542,699
Mr. Greene	$444,267	$0	$0	$0	$1,247,473	$0	$1,247,473

(1) - Assumes termination occurs on the last day of the fiscal year.  Per Mr. Woodhouse's and Ms. Cochran's Employment agreements - all others as outlined in approved Severance Policy and includes the value of their 2009 ABP payment.

(2) - Per Mr. Woodhouse's Employment agreement - The 150,000 restricted share grant detailed in the agreement vests and becomes distributable upon death.  125,000 shares remain, calculated at FYE 09 stock price of $28.86.

(3) - Per Mr. Woodhouse's Employment agreement - The 150,000 restricted share grant detailed in the agreement vests and becomes distributable upon disability.  125,000 shares remain, calculated at FYE 09 stock price of $28.86.

(4) - Per Mr. Woodhouse's and Ms. Cochran's Employment agreements - all others per Change in Control agreements
(5) - Per Mr. Woodhouse's and Ms. Cochran's Employment agreements - all others per Change in Control agreements
(6) - Per Mr. Woodhouse's and Ms. Cochran's Employment agreements - all others per Change in Control agreements

For additional information regarding payments required to be made to a Named Executive Officer pursuant to his employment agreement or any other arrangement with the Company in connection with a termination of employment and/or a change-in-control of the Company, please see the sections below that describe Mr. Woodhouse’s and Ms. Cochran’s respective employment agreements and the change in control agreements that are in place for the other Named Executive Officers.

Director Compensation Table

The table below sets forth the compensation of non-management directors, which is described in greater detail on page 11 of this proxy statement.  We have no non-equity incentive plan for non-employee directors and during 2009, no director earned “above-market” (as that term is defined by the SEC) interest on any of his or her compensation that had been deferred.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards ($)	Option Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(2) ($)	Total ($)
Mr. Carreker	$91,000	$60,631	$19,424	--	$0	$171,055
Mr. Dale	$129,500	$60,631	$19,424	--	$0	$209,555
Mr. Dobkin	$109,000	$60,631	$19,424	$2,100	$0	$191,155
Mr. Hilton	$73,000	$60,631	$19,424	$9,563	$1,000	$163,618
Mr. Jones	$73,500	$60,631	$19,424	$11,496	$0	$165,051
Mr. Lowery	$71,000	$60,631	$19,424	$13,695	$0	$164,750
Ms. Mitchell	$74,000	$60,631	$19,424	$10,399	$0	$164,454
Ms. Weiss	$79,500	$60,631	$19,424	$5,564	$0	$165,119
Mr. White	$85,500	$60,631	$19,424	$1,484	$0	$167,039
____________________________
(1) Certain directors deferred some or all of their fees into the Deferred Compensation Plan:  Mr. Jones, $58,800; Mr. Hilton, $6,250; Mr. Lowery, $70,043; and Ms. Weiss, $75,946.
(2) Represents matching charitable contributions by CBRL Foundation for Mr. Hilton.

Mr. Woodhouse, our Chairman of the Board, President and Chief Executive Officer, is compensated pursuant to his employment agreement and certain benefit plans described below under “EXECUTIVE COMPENSATION” and receives no additional benefits as a result of his service on the Board.

Employment and Other Agreements

Do any named executive officers have employment agreements?

Yes.  We currently have employment agreements with Mr. Woodhouse and Ms. Cochran, each of which is discussed in more detail below.

What are the terms of Mr. Woodhouse’s employment agreement?

Under Mr. Woodhouse’s employment agreement, he serves as our Chief Executive Officer and also is required to hold either the title of Chairman or President for a term of three years.  In the event of a “change in control” (as defined below), the then existing term of the agreement is extended for one year.

Mr. Woodhouse’s employment agreement provides for the payment of an annual salary in the amount of $1,000,000, which may be increased from time to time.  The agreement provides for Mr. Woodhouse to receive a restricted stock grant of 150,000 shares, which will vest  at the rate of 25,000 shares per achievement of six strategic goals established by the Board’s Compensation Committee: one goal (recruitment and retention of a chief financial officer) that was required to be and was achieved on or before the end of our 2009 fiscal year, a second that must be achieved on or before the end of our 2010 fiscal year and the remaining four that must be achieved on or before the end of our 2011 fiscal year.  The agreement also establishes bonus targets (as a percentage of base salary) for Mr. Woodhouse’s participation in our annual incentive and retention plans for officers, which plans are more fully described in the Compensation Discussion and Analysis.

In the event we terminate Mr. Woodhouse’s employment without “cause” (as defined in the agreement), the current agreement entitles him to a severance payment equal to the unpaid amount due during the employment term through the date of the termination, plus three times his annual salary in effect on the date of termination, as well as a lump sum cash distribution determined by a formula based on his unvested stock options which otherwise would have vested during the current term.  Any unvested restricted stock granted to Mr. Woodhouse under the agreement will vest and become distributable.  The agreement specifies that Mr. Woodhouse’s participation in our life, medical and disability insurance programs will continue if we terminate his employment without “cause” for up to 24 months or the expiration of the term of the agreement, so long as he is not employed elsewhere and covered by that employer’s benefit plans.  The agreement also describes rights to compensation if Mr. Woodhouse’s employment is terminated or suspended due to death, disability or “cause.”  This agreement generally does not preclude Mr. Woodhouse from participating in any other Cracker Barrel benefit plan or arrangement.

In the event of a “change in control” (as defined below) and either we terminate Mr. Woodhouse’s employment for reasons other than “cause” or Mr. Woodhouse voluntarily terminates  his employment for Good Reason (as defined in the agreement), we are required to pay Mr. Woodhouse, in addition to any amounts owed through the date of termination of employment, including a prorated portion of any then existing incentive or bonus plan applicable to Mr. Woodhouse, 2.99 times the sum of: (i) his average annual base salary for the five fiscal years prior to the termination; and (ii) the greater of: (x) his actual annual incentive bonus for the fiscal year immediately preceding the date of termination; or (y) his target bonus for the year in which the termination date falls.  The restricted shares shall vest and with respect to any unvested stock options that would have vested during the term of the agreement, we are required to pay Mr. Woodhouse an amount equal to the difference between the market value and the exercise price(s) of the shares subject to such options.  Notwithstanding the foregoing, Mr. Woodhouse’s participation in our life, medical and disability insurance programs continues for up to thirty-six months following termination of the agreement or the expiration of the term of the agreement, so long as he is not employed elsewhere and covered by that employer’s benefit plans.

A “change in control” means any change in control reportable as required by the federal securities laws, but specifically including: (a) any person becoming a beneficial owner of 35% or more of our voting securities, unless that acquisition was approved or ratified by a vote of at least 2/3 of the members of our Board of Directors prior to the acquisition, (b) all or substantially all of the assets of the Company are sold or transferred, (c) shareholders approve a plan of liquidation or dissolution, or (d) a majority of the members of the Board of Directors change (unless approved by majority of those directors who were directors at the beginning of the term of the agreement).

The agreement contains certain business protection provisions that include a requirement that Mr. Woodhouse not disclose confidential information or trade secrets of the Company and a requirement that, during the term of the agreement and for two years following its termination, Mr. Woodhouse will neither solicit employees of the Company to leave their employment nor hold any position with any entity engaged wholly or in material part in the restaurant or retail business that is similar to that in which the Company or any of its affiliates is engaged.

Who negotiated the terms of Mr. Woodhouse’s employment agreement?

The terms were negotiated by the Compensation Committee and Mr. Woodhouse, each of whom was represented by separate independent legal counsel.

What are the terms of Ms. Cochran’s employment agreement?

Under Ms. Cochran’s employment agreement, she serves as our Executive Vice President and Chief Financial Officer for an initial term of two years.  The initial two-year term will be automatically extended for one year unless either Ms. Cochran or the Company gives notice of non-extension.

Ms. Cochran’s employment agreement provides for the payment of an annual salary in the amount of $500,000, which may be increased from time to time.  Under her employment agreement, Ms. Cochran received a restricted stock grant of 25,000 shares, 8,334 of which vest on the second anniversary of Ms. Cochran’s start date, and 16,666 of which vest on the third anniversary of Ms. Cochran’s start date.  Ms. Cochran also received options to purchase 25,000 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on March 11, 2009, which vest ratably over a three year period.  Ms. Cochran also received a $50,000 signing bonus.

In the event we terminate Ms. Cochran’s employment without “cause” (as defined in the agreement), the agreement entitles her to a severance payment equal to the unpaid amount due during the employment term prior to the termination, plus one and one-half times her annual salary in effect on the date of termination, payable over eighteen months.  The agreement specifies that if Ms. Cochran elects to participate in Cracker Barrel’s medical insurance program, the Company will pay Ms. Cochran for a twelve month period an amount equal to the difference between: (a) the monthly premium cost under COBRA of such participation; and (b) the monthly premium cost of such participation at the time of Ms. Cochran’s termination, so long as she is not employed elsewhere and covered or entitled to be covered by that employer’s benefit plans.  The agreement also describes rights to compensation if Ms. Cochran’s employment is terminated or suspended due to death, disability or “cause.”  This agreement generally does not preclude Ms. Cochran from participating in any other Cracker Barrel benefit plan or arrangement.

In the event of a “change in control” (as defined below) and Ms. Cochran is terminated for reasons other than “cause,” the Company is required to pay Ms. Cochran specified benefits if, after a change in control of the Company there is: (1) a material change in duties or responsibilities resulting in the assignment of duties and responsibilities inferior to the duties and responsibilities in effect at the time of change in control, (2) a reduction in salary or a material change in benefits (excluding discretionary bonuses), or (3) a change in the location of work assignments from the location at the time of change in control to any other location that is further than 50 miles away from the location at the time of change in control.  The salary payments will equal 2.99 times the average salary and bonus for the three years prior to a change in control (including, when required, a gross-up payment to cover excise taxes), and benefits will include continuation of and payments for health benefits for a two-year period.

A “change in control” means any change in control reportable as required by the federal securities laws, but specifically including: (a) any person becoming a beneficial owner of 20% or more of our voting securities, unless that acquisition was approved or ratified by a vote of at least 2/3 of the members of our Board of Directors prior to the acquisition, (b) that during any period of 2 consecutive years following the date of the agreement, individuals who at the beginning of the period constitute members of the Board of Directors of the Company cease for any reason to constitute a majority of the Board unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least 2/3 of the directors then still in office who were directors at the beginning of the two-year period, (c) a merger, consolidation or reorganization of the Company (but not a recapitalization or similar financial restructuring which does not involve a material change in ownership of equity of the Company and which does not result in a change in membership of the Board of Directors), or (d) all or substantially all of the assets of the Company are sold or transferred.

The agreement contains certain business protection provisions that include a requirement that Ms. Cochran not disclose confidential information or trade secrets of the Company and a requirement that, during the term of the agreement and for eighteen months following its termination, Ms. Cochran will neither solicit employees of the Company to leave their employment nor hold any position with any entity engaged wholly or in material part in the restaurant or retail business that is similar to that in which the Company or any of its affiliates is engaged.

Who negotiated the terms of Ms. Cochran’s employment agreement?

The terms were negotiated by the Compensation Committee and Ms. Cochran, each of whom was represented by separate independent legal counsel.

Does Cracker Barrel have any other agreements with its Named Executive Officers?

Yes.  On September 30, 1999, our Board of Directors approved a plan responding to change in control issues.  The plan is based on recommendations from an independent, outside compensation consultant and is designed to encourage retention of key employees.  Some of our senior officers, including some of the Named Executive Officers, and other key personnel have been provided agreements stating that upon a “change in control,” they will receive specified salary payments and other benefits.

What are the material terms of the change in control agreements?

The change in control agreements provide that the Named Executive Officers, other than Mr. Woodhouse and Ms. Cochran (whose change in control benefits are set forth in their respective employment agreements), will receive specified benefits if after a “change in control” there is: (1) a material change in duties or responsibilities resulting in the assignment of duties and responsibilities inferior to the duties and responsibilities in effect at the time of change in control, (2) a reduction in salary or a material change in benefits (excluding discretionary bonuses), or (3) a change in the location of work assignments from the location at the time of change in control to any other location that is further than 50 miles away from the location at the time of change in control.  The salary payments will equal 2.00 or 2.99 times the average salary and bonus for the three years prior to a change in control (including a gross-up payment to cover any excise taxes the Named Executive Officer may be required to pay), and benefits will include continuation of and payments for health benefits for a two-year period.  The agreements define “change in control” to include certain circumstances in which a person becomes the beneficial owner of securities representing 20% or more of the combined voting power of our voting stock, a majority of our Board changes within a two-year period, or we merge, consolidate or reorganize.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has been an officer or employee of Cracker Barrel or any of our subsidiaries at any time, and no relationships exist requiring disclosure under applicable regulations of the SEC.  None of our executive officers has served on the board of directors or on the Compensation Committee of any other entity any of whose executive officers served either on our Board or on our Compensation Committee.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Were there any conflict of interest transactions during 2009?

Except as disclosed under “Executive Compensation,” there were no significant transactions or business relationships in which we were a participant and in which any of our executive officers, directors and director nominees had a material interest that would require disclosure under applicable SEC regulations and no other transactions requiring such disclosure are anticipated during 2010.

Has the Board adopted a code of ethics for senior financial officers?

The Board of Directors has adopted a code of ethics for its senior financial officers, as defined by SEC regulations, that applies to our chief executive officer, chief financial officer, and chief accounting officer. This code of ethics is posted on our Internet website at crackerbarrel.com. Any amendments to, or a waiver from, a provision of this code of ethics will be posted on our Internet website.

How does the Board resolve conflicts of interest?

With respect to conflicts of interest that may arise from time to time between us and any of our directors, our Corporate Governance Guidelines and Code of Business Conduct and Ethics state that the Board, after consulting with counsel, determines whether conflicts of interest exist on a case-by-case basis, with the objective, among others, that the directors voting on an issue are not conflicted with respect to that issue.  The directors expect that each of them will disclose actual or potential conflicts to further these objectives.  In addition, not less than annually, each director affirms the existence or absence of actual or potential conflicts and that affirmation is reported to the Nominating and Corporate Governance Committee and to the Audit Committee.

Who reviews potential related party transactions and how are they reviewed?

The Board has assigned responsibility for reviewing related party transactions to the Audit Committee.  The Audit Committee has adopted a written policy pursuant to which all transactions between the Company or its subsidiaries and any director or officer must be submitted to the Audit Committee for consideration prior to the consummation of the transaction.  In addition, the directors are required annually to complete a detailed questionnaire that is designed to elicit disclosure of any potential related party relationships or transactions and to ensure that directors meet the applicable requirements established by Nasdaq and the SEC. The Audit Committee reports to the Board, for its review, on all related party transactions considered.

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The United States securities laws require our executive officers, directors, and greater than 10% shareholders to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and with us.  Based upon a review of Forms 3, 4 and 5 and amendments thereto furnished to us during and with respect to 2009 and written representations by our directors, executive officers and 10% shareholders, we believe that each such person filed, on a timely basis, the reports required by Section 16(a) of the Exchange Act with respect to 2009.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table shows information for those who, as of October 5, 2009, were known by us to beneficially own more than 5% of our common stock.  Percentage computations are based on 22,771,682 shares of our common stock outstanding as of October 5, 2009.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Barclays Global Investors, NA 45 Fremont Street San Francisco, CA 94105	1,474,772(1)	6.5%
River Road Asset Management, LLC 462 S. 4th Street, Suite 1600 Louisville, Kentucky 40202	1,261,085(2)	5.5%
AXA Financial, Inc. 1290 Avenue of the Americas New York, New York 10104	1,216,564(3)	5.3%
LSV Asset Management One North Wacker Drive, Suite 4000 Chicago, IL 60606	1,194,580(4)	5.2%
__________________________

(1) Based solely on a Schedule 13G filed by Barclays Global Investors, NA and a number of its affiliates on February 5, 2009.  Item 4 of the Schedule 13G reports total beneficial ownership of 1,474,772 shares, with sole voting power over 1,114,248 shares and sole investment power over 1,474,772 shares.  Item 6 of the Schedule 13G reports that the shares are held in trust accounts for the economic benefit of the beneficiaries of those accounts.
(2) Based solely on a Schedule 13G filed by River Road Asset Management, LLC on February 17, 2009.  Item 4 of the Schedule 13G reports total beneficial ownership of 1,261,085 shares, with sole voting power over 1,029,622 shares and sole investment power over 1,261,085 shares.

(3) Based solely on a Schedule 13G filed by AXA Financial, Inc. and a number of its affiliates on February 13, 2009.  Item 4 of the Schedule 13G reports total beneficial ownership of 1,216,564 shares, with sole voting power over 626,597 shares and sole investment power over 1,216,564 shares.
(4) Based on a Schedule 13G filed by LSV Asset Management on February 12, 2008 and subsequent information received on October 8, 2008.

Security Ownership of Management

The following table shows how much of our common stock is owned, as of October 5, 2009, by all directors and Named Executive Officers, and by all current directors and executive officers as a group.  Unless otherwise noted, these persons may be contacted at our executive offices, and they have sole voting and investment power with respect to the shares indicated.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percent of Class

Michael A. Woodhouse	967,768	4.1%
Sandra B. Cochran	0	0.0
Douglas E. Barber	77,810	0.3
N.B. Forrest Shoaf	84,134	0.4
Terry A. Maxwell	83,669	0.4
Edward Greene	35,882	0.2
James D. Carreker	15,333	0.1
Robert V. Dale	18,682	0.1
Richard J. Dobkin	12,000	0.1
Robert C. Hilton	121,999	0.5
Charles E. Jones, Jr.	98,449	0.4
B. F. “Jack” Lowery	99,949	0.4
Martha M. Mitchell	35,476	0.2
Andrea M. Weiss	19,000	0.1
Jimmie D. White	28,843	0.1
All executive officers and directors
as a group (18 persons)	1,782,672	7.8%

__________________________
*Less than one percent.

(1)	Includes the following number of restricted shares and shares subject to options exercisable by the named holders within 60 days:

Mr. Woodhouse	737,915	Mr. Dobkin	7,000
Ms. Cochran	0	Mr. Hilton	109,046
Mr. Barber	49,250	Mr. Jones	83,734
Mr. Shoaf	51,427	Mr. Lowery	79,670
Mr. Maxwell	66,992	Ms. Mitchell	30,312
Mr. Greene	23,560	Ms. Weiss	12,000
Mr. Carreker	15,333	Mr. Jimmie D. White	17,000
Mr. Dale	12,000	All executive officers and directors as a group (18)	1,359,003

The shares described in this note are considered outstanding for the purpose of computing the percentage of outstanding Cracker Barrel common stock owned by each named individual and by the group.  They are not considered outstanding for the purpose of computing the percentage ownership of any other person.

PROPOSAL 1:  ELECTION OF DIRECTORS

What is the structure of the Board of Directors?

Pursuant to our Bylaws, our Board of Directors must consist of at least five directors, but the exact number is set by the Board.  The Board of Directors currently has fixed the size of the Board at ten.  However, effective at the Annual Meeting, the Board of Directors has fixed the size of the Board at nine.  With the exception of James D. Carreker, all current directors are standing for re-election.  All directors are elected annually by our shareholders.

Who are the nominees this year?

The nominees for the Board of Directors are: Robert V. Dale, Richard J. Dobkin, Robert C. Hilton, Charles E. Jones, Jr., B. F. “Jack” Lowery, Martha M. Mitchell, Andrea M. Weiss, Jimmie D. White and Michael A. Woodhouse.  If elected, each nominee would hold office until the 2010 Annual Meeting of Shareholders and until his or her successor is elected and qualified.

What are the backgrounds of this year’s nominees?

Name, Age, Position with Cracker Barrel	First Became a Director	Business Experience During Past Five Years

Robert V. Dale, 72 Director	1986
Retired; President, Windy Hill Pet Food Company, Nashville, TN, from March 1995 until its sale in July 1998; Partner in PFB Partnership, Nashville, TN, from August 1994 to March 1995; President of Martha White Foods, Inc., Nashville, TN, from October 1985 to August 1994; Director, Genesco, Inc. since June 2000.  Mr. Dale serves as our Lead Independent Director.

Richard J. Dobkin, 64 Director	2005
Retired; Managing Partner of the Tampa, FL office of Ernst & Young, LLP, an independent registered public accounting firm, from 1987 until June 2005; member of board of directors of PBSJ Corporation, an employee owned public reporting company; member of board of directors of three private companies.

Robert C. Hilton, 72 Director	1981	President, Autumn Capital, an investment firm, Nashville, TN, since August 1999; Chairman, President and CEO, Home Technology Healthcare, Inc., Nashville, TN, from October 1991 to August 1999.

Charles E. Jones, Jr., 64 Director	1981	President, Corporate Communications, Inc., an investor/shareholder communications and public relations firm, Nashville, TN.

B. F. “Jack” Lowery, 72 Director	1971
Attorney; Chairman and CEO of LoJac Companies Inc., a diversified group of companies engaged in the manufacturing of asphalt and building materials, heavy highway construction, asphalt and concrete paving, traffic control, safety devices and sand mining operations.

Martha M. Mitchell, 69 Director	1993	Retired; Senior Partner and Senior Vice President Fleishman-Hillard, Inc., an international communications consulting and public relations firm, St. Louis, MO, from 1987 until July 2005.

Andrea M. Weiss, 54 Director	2003
President and CEO of Retail Consulting, Inc., a retail consulting firm, since October
2002; President of dELiA*s Corp., a multichannel retailer to teenage girls and young women, from May 2001 to October 2002; Executive Vice President and Chief Store Officer of The Limited, Inc. and Intimate Brands, Inc., a women’s retailer, from May 1998 to February 2001; Director Chicos FAS, since February 2009; Director G.S.I Commerce Inc., since August 2006; Director Tabi International Inc., (private) since 2004; Director Worth Ltd., (private) a direct marketer of luxury ladies apparel and accessories, since September 2007; former Chairman of Cortefiel Group, SA, a European retailer, from April 2006 to June 2007; former Director Ediets.com Inc., from July 2004 to May 2009.

Jimmie D. White, 68 Director	1993	Retired; Senior Vice President - Finance and CFO of Cracker Barrel Old Country Store, Inc., from 1985 to December 1995.

Michael A. Woodhouse, 64 Director, Chairman of the Board, President and Chief Executive Officer	1999
Chairman of the Board since November 23, 2004 and President and CEO of Cracker Barrel since August 4, 2001; President and COO of Cracker Barrel from July 2000 through August 3, 2001; Executive Vice President and COO of Cracker Barrel from July 1999 to July 2000; Senior Vice President and CFO of Cracker Barrel from January 1999 to July 1999; Senior Vice President Finance and CFO of Cracker Barrel Old Country Store, Inc., from December 1995 to December 1998.

What are the backgrounds of any current directors who are not standing for re-election?

James D. Carreker is the founder and owner of JDC Holdings, Inc., a private equity and investment firm in Dallas, Texas, since October 2000.  Mr. Carreker was the Chairman of The Bombay Company, Inc., a home-furnishing retail chain based in Fort Worth, Texas, from December 2002 to June 2006 and the Chief Executive Officer from June 2003 to June 2006.  Prior to that, he was the Chairman and Chief Executive Officer of Wyndham Hotels, a hotel and resort operator and developer in Dallas, Texas from 1995 to October 2000, and President and Chief Executive Officer from 1988 to 1995.  Mr. Carreker was the President and Chief Executive Officer of Trammell Crow Company in Dallas, Texas from 1993-1994.

What if a nominee is unwilling or unable to serve?

If a director nominee becomes unwilling or unable to serve, proxies may be voted for a substitute nominee designated by our Board of Directors.

Are there any family relationships between any of the nominees?

There are no family relationships between any of the nominees or executive officers.

Who are our independent directors?

In accordance with Nasdaq’s listing requirements, the Nominating and Governance Committee has evaluated each of its directors’ independence from the Company and its management based on Nasdaq’s definition of “independence.”  In its review of each director’s independence, the Nominating and Governance Committee reviewed whether any transactions or relationships exist currently or, during the past three years existed, between each director and the Company and its subsidiaries, affiliates, equity investors or independent auditors.  The Nominating and Governance Committee also examined whether there were any transactions or relationships between each director and members of the senior management of the Company or their affiliates. Based on the review by the Nominating and Governance Committee and the Nasdaq’s definition of “independence,” the Nominating and Governance Committee has determined that all of our Board members, with the exception of Mr. Woodhouse, are “independent” in accordance with Nasdaq’s listing standards and our Corporate Governance Guidelines, which are posted on our Internet website at crackerbarrel.com.  In reaching the conclusion that Messrs. Jones and Lowery were independent, the Nominating and Governance Committee considered that Mr. Jones is a principal of Corporate Communications, Inc., which is retained by the Company for certain investor and public relations matters, and that the Company leases one restaurant location from Mr. Lowery under a lease that was entered into in 1981.  The Nominating and Governance Committee has determined that these relationships are not material and that neither of these relationships impairs the independence of either of Messrs. Jones or Lowery.

Has the Cracker Barrel Board of Directors appointed a Lead Director for non-management sessions of the Board of Directors?

Yes - The Board of Directors has appointed Mr. Dale as the Lead Director to preside over non-management and executive sessions of the Board of Directors.

How can you communicate with the Board of Directors?

Our Board provides a process for shareholders to send communications to the Board.  All correspondence addressed to the Board of Directors or to one or more members of the Board of Directors should be sent to:  Cracker Barrel Old Country Store, Inc., c/o Corporate Secretary, 305 Hartmann Drive, Lebanon, TN, 37087, or e-mail at fshoaf@crackerbarrel.com, or via fax at (615) 443-9818, or website communication on the Investor Relations section of our website located at crackerbarrel.com.

All correspondence received by the Corporate Secretary will be promptly acknowledged and reviewed by the Corporate Secretary, who will determine whether the correspondence should be forwarded immediately to the Board of Directors or any member of the Board of Directors or whether the correspondence should be presented to the Board of Directors at its next regular meeting.  The Corporate Secretary will consult with the Chairman of the Nominating and Corporate Governance Committee if there is a question concerning the need for immediate review by the Board of Directors or by any member of the Board of Directors.

Are the members of our Board required to attend the Annual Shareholder Meetings?

Our Board has adopted a policy that requires all directors to attend the Annual Shareholder Meetings unless attendance is not feasible owing to unavoidable circumstances.  All of our Board members attended our 2008 Annual Meeting of Shareholders.

How are directors nominated?

The Nominating and Corporate Governance Committee of our Board of Directors is responsible for identifying and recommending to the Board all persons to be nominated to serve as a director of Cracker Barrel.  The Nominating and Corporate Governance Committee will consider director candidates timely submitted by our shareholders in accordance with the notice provisions as discussed below under “Can shareholders recommend nominees for directors?”  The Nominating and Corporate Governance Committee applies the same criteria to the evaluation of shareholder-nominated director candidates as it applies to other director candidates.  Our Board is responsible for nominating the slate of directors for the Annual Meeting, upon the Nominating and Corporate Governance Committee’s recommendation.

How are nominees identified?

All director nominees are current directors who are standing for re-election.  Generally, when there is a vacancy to be filled on the Board of Directors, the Nominating and Corporate Governance Committee retains a third-party search firm to assist in identifying candidates to fill the vacancy.  That search firm reports directly to the Nominating and Corporate Governance Committee.  The main functions served by the search firm include identifying potential candidates who meet the qualification and experience requirements described below, as well as compiling information regarding each candidate’s qualifications, experience and independence and conveying the information to the Nominating and Corporate Governance Committee.

How are nominees evaluated; what are the minimum qualifications?

The Nominating and Corporate Governance Committee identifies, recruits and recommends to the Board only those candidates that the committee believes are qualified to become Board members consistent with the criteria for selection of new directors adopted from time to time by the Board.  We endeavor to have a Board representing diverse experience at policy-making levels in business, marketing, finance and other areas that are relevant to our business.  The Nominating and Corporate Governance Committee recommends candidates, including those submitted by shareholders, only if the committee believes the candidate’s knowledge, experience and expertise would strengthen the Board and that the candidate is committed to representing the long-term interests of all of our shareholders.  A majority of the Board must consist of independent directors (as defined by Nasdaq’s listing standards and our Corporate Governance Guidelines).

The Nominating and Corporate Governance Committee assesses a candidate’s independence, background and experience, as well as the current Board skill needs and diversity.  With respect to incumbent directors selected for re-election, the committee also assesses each director’s contributions, attendance record at Board and applicable committee meetings and the suitability of continued service.  In addition, individual directors and any person nominated to serve as a director should possess all of the following personal characteristics and be in a position to devote an adequate amount of time to the effective performance of director duties:  integrity and accountability, informed judgment, financial literacy, cooperative behavior, record of achievement, loyalty, and ability to consult and advise.

Can shareholders recommend nominees for directors?

The Nominating and Corporate Governance Committee will consider nominees to the Board recommended by shareholders if shareholders comply with the Company’s advance notice requirements.  See “SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING” on page 58.  The Company’s Bylaws provide that a shareholder who wishes to nominate a person for election as a director at a meeting of shareholders must deliver written notice to the Secretary of the Company.  This notice must contain, as to each nominee, all of the information relating to such person as would be required to be disclosed in a proxy statement meeting the requirements of Regulation 14A under the Securities Exchange Act of 1934, and certain other information, including the name and address of the shareholder delivering the notice as it appears on the stock records of the Company, the number and class of shares held of record by such shareholder, information about derivative securities holdings of such shareholder, any arrangement or understanding pursuant to which such shareholder has a right to vote or has granted a right to vote any shares of the Company’s stock, whether such shareholder has a short interest in any of the Company’s securities, whether such shareholder is entitled to a fee based on the value of the Company’s securities, a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate such nominee, and a certification that such shareholder has complied with all applicable federal, state and other legal requirements in connection with such shareholder’s acquisition of the Company’s securities and such shareholder’s acts or omissions as a shareholder of the Company.  The foregoing summary does not include all requirements a shareholder must satisfy in order to nominate a candidate to the Board.  Shareholders of the Company who wish to recommend a nominee to the Board should read carefully the Company’s Bylaws, which are available at the Investor Relations tab of our website at crackerbarrel.com.

In order to be eligible to be a nominee for election as a director of the Company by a shareholder, such potential nominee must deliver to the Secretary of the Company a written questionnaire providing the requested information about the background and qualifications of such person and a written representation and agreement that such person is not and will not become a party to any voting agreements, any agreement or understanding with any person with respect to any compensation or indemnification in connection with service on the Board, and would be in compliance with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company.

Shareholder nominations must be submitted in accordance with the deadlines set forth under the caption “SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING” located on page 58 of this proxy statement.  Shareholder nominations should be sent to Cracker Barrel Old Country Store, Inc., 305 Hartmann Drive, Lebanon, TN, 37087, Attention: Corporate Secretary.

What does the Board of Directors recommend?

Our Board of Directors recommends that you vote FOR the election of these nominees.

PROPOSAL 2:
APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Who has the Audit Committee retained as our independent registered public accounting firm?

The Audit Committee has retained Deloitte & Touche LLP as our independent registered public accounting firm for 2010.

How long has Deloitte & Touche LLP served as our independent registered public accounting firm?

Deloitte & Touche LLP has served as our independent registered public accounting firm since 1972.

Will representatives of Deloitte & Touche LLP attend the Annual Meeting?

Representatives of Deloitte & Touche LLP have been requested to attend the Annual Meeting.  These representatives will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

What happens if shareholders fail to approve the appointment of Deloitte & Touche LLP as our independent registered public accounting firm?

If shareholders fail to approve the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment but in its discretion may still direct the appointment of Deloitte & Touche LLP.  Also, if the appointment of Deloitte & Touche LLP is approved, the Audit Committee in its discretion may still direct the appointment of a different independent registered public accounting firm at any time and without shareholder approval if the Audit Committee believes that such a change would be in our best interest and the best interest of our shareholders.

What does the Board of Directors recommend?

Our Board recommends that you vote FOR the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2010.

FEES PAID TO AUDITORS

What fees have been paid to the independent registered public accounting firm during the last two fiscal years?

The following table sets forth certain fees billed to us by Deloitte & Touche LLP in connection with various services provided to us throughout 2009 and 2008.

Service	Aggregate Fees Billed for FY 2009 ($)	Aggregate Fees Billed for FY 2008 ($)

Audit Fees(1)	$788,413	$970,160
Audit-Related Fees	-0-	-0-
Tax Fees(2)	37,228	94,468
All Other Fees(3)	2,000	1,500
Total Fees	$827,641	$1,066,128

(1)
Represents aggregate fees for professional services rendered for: the audit of our consolidated financial statements contained in our Annual Reports on Form 10-K for 2009 and 2008; reviews of our consolidated financial statements contained in our Quarterly Reports on Form 10-Q for 2009 and 2008; attestation report related to internal control over financial reporting for 2009 and 2008.  2008 also includes the audit of our adoption of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109.”

(2)	Represents aggregate fees for tax services rendered for tax authority examination support, consulting and compliance for 2009 and 2008.

(3)	Represents aggregate expenses for licenses to access financial accounting technical database.

AUDIT COMMITTEE REPORT

This Audit Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Exchange Act.

What is the Audit Committee and what does it do?

The Audit Committee of the Board is responsible for providing independent, objective oversight and review of Cracker Barrel’s accounting functions and internal controls.  The committee’s functions are described in greater detail on pages 9-10 of this proxy statement.  Among other things, the committee recommends to the Board that our audited financial statements be included in our annual report.

Are the members of the committee “independent”?

Yes.  This committee is comprised of four directors, all of whom are independent as determined in accordance with Nasdaq’s listing standards and our Corporate Governance Guidelines.  They also are independent within the meaning of Rule 10A-3 under the Exchange Act.

Is a member of the committee an “audit committee financial expert”?

Yes.  The Board has determined that all members of the Audit Committee satisfy the attributes of an audit committee financial expert, as defined by SEC regulations.

Has the committee adopted a Charter?

Yes.  A copy of that Charter, as amended to date, is posted on Cracker Barrel’s website at crackerbarrel.com.

What steps did the committee take in recommending that our audited financial statements be included in our annual report?

In connection with recommending that our audited financial statements be included in our annual report, this committee took the following steps:

•
The Audit Committee discussed with our independent registered public accounting firm their judgment as to the quality, not just the acceptability, of our accounting policies and principles and such other matters as are required to be discussed under generally accepted auditing standards, including information concerning the scope and result of the audit.  These communications and discussions are intended to assist this committee in overseeing the financial reporting and disclosure process.

•
Management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, on a consistent basis, and the Audit Committee reviewed and discussed the quarterly and annual earnings press releases and consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by the Statement on Auditing Standards No. 61 (“Communication with Audit Committees”), as amended.

•
The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by Public Company Accounting Oversight Board in Rule 3526, “Communication with Audit Committees Concerning Independence,” and the Audit Committee discussed with the independent registered public accounting firm the firm’s independence from the Company and its management. The Audit Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining the independent registered public accounting firm’s independence.  This discussion and disclosure informed this committee of the independent registered public accounting firm’s independence, and assisted this committee in evaluating that independence.  The Audit Committee concluded that the independent registered public accounting firm is independent from the Company and its management.

•
The Audit Committee reviewed and discussed, with our management and independent registered public accounting firm, our audited consolidated balance sheets as of July 31, 2009 and August 1, 2008 and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended July 31, 2009, including associated footnotes and Management’s Discussion and Analysis of Financial Condition and Results of Operations.

•	The Audit Committee reviewed and discussed CEO and CFO certifications concerning the Company’s Annual Report on Form 10-K.

Based on the discussions with our independent registered public accounting firm concerning the audit, the independence discussions, the financial statement quarterly reviews, and additional matters deemed relevant and appropriate by this committee, including internal audit activities, this committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K.

What is the Audit Committee’s pre-approval policy and procedure with respect to audit and non-audit services provided by our auditors?

In order to ensure that our independent registered public accounting firm is engaged only to provide audit and non-audit services that are compatible with maintaining independence as defined by applicable laws and regulations, the Audit Committee requires that all services provided and fees charged by the independent registered public accounting firm be pre-approved by the Audit Committee.  The authority to grant any pre-approval sought by the Audit Committee during the time period between regularly scheduled Audit Committee meetings is delegated to the Chairman of the Audit Committee.  All of the services described above under the caption “Fees Paid to Auditors” were pre-approved by the Audit Committee.

Who has furnished this report?

This report has been furnished by the members of the Audit Committee:

Richard J. Dobkin, Chairman
Robert V. Dale
Robert C. Hilton
Jimmie D. White

PROPOSAL 3:
APPROVAL OF AN AMENDMENT TO THE CRACKER BARREL 2002 OMNIBUS INCENTIVE COMPENSATION PLAN

What is the Cracker Barrel 2002 Omnibus Incentive Compensation Plan?

The Cracker Barrel 2002 Omnibus Incentive Compensation Plan (the “Omnibus Plan”) is a comprehensive incentive plan approved by our shareholders in 2002.  The Omnibus Plan provides for various stock and option awards and also provides for limited cash awards.  The Omnibus Plan also sets forth a list of general performance criteria that may be utilized when structuring awards that are intended to be tax deductible under §162(m) of the Internal Revenue Code of 1985, as amended.

What is the proposed amendment to the Omnibus Plan for which you are seeking approval?

We are proposing an amendment to change the equity compensation for non-management directors from a fixed number of shares to allow the Board to set a targeted dollar value from which the number of options or shares awarded to directors would be derived.

The Omnibus Plan currently provides that directors receive annually (1) an option to purchase up to 5,000 shares of our common stock, (2) an award of up to 5,000 shares of our common stock or (3) any combination thereof, each subject to the maximum amounts set forth in clauses (1) and (2).  In our proxy statement for our 2008 Annual Meeting, we indicated that our director compensation was under review.

During the last fiscal year, upon the recommendation of our independent compensation consultant, our Compensation Committee recommended that the equity compensation of our directors be changed from the fixed number of shares or awards to a targeted value that would be stated in terms of dollars.  This change, which has been adopted by numerous companies, provides greater certainty in the amount of compensation being paid to directors – it avoids underpayment when the share price is low and overpayment when the share price is high.  The change from a fixed number of shares also will allow us greater flexibility in structuring compensation programs or arrangements.

Despite moving to a fixed dollar rather than a fixed number of share approach to equity compensation for directors, there remain limits on awards that can be made to participants in the Omnibus Plan.  These are discussed below under “Are there any limits on the amount of awards that can be granted?”

Why are you asking for an amendment to the Omnibus Plan?

Although we believe that the amendment to the Omnibus Plan is not material and therefore would not require shareholder approval, we nevertheless are submitting the amendment to shareholders as a matter of good corporate governance in that it involves the compensation of the Company’s directors.  If the shareholders do not approve the amendment, we may request Nasdaq for a ruling that the amendment may be implemented without shareholder approval and, if such a ruling were to be received, implement the proposed amendment if we determine that it nevertheless is in the best interests of shareholders.

Summary of Other Features of the Omnibus Plan

The summary below is intended to provide context for the proposed amendment that shareholders are being asked to approve.

When will the Omnibus Plan terminate?

The Omnibus Plan does not specify a certain termination date. Rather, it will terminate on the date determined by our Board or by the Compensation Committee, which administers the Omnibus Plan.

What is the purpose of the Omnibus Plan?

The purpose of the Omnibus Plan is to motivate selected employees to put forth maximum efforts toward our continued growth, profitability, and success.  It also is intended to enable us to effectively attract, retain and reward directors who are not our employees and who meet our “independence” requirements.

Who administers the Omnibus Plan?

The Compensation Committee administers the Omnibus Plan.  In addition to each member of that committee being required to be “independent,” another requirement for tax deductibility of certain awards under Internal Revenue Code Section 162(m) is that the compensation be awarded by “outside” directors as defined in Section 162(m) and related regulations.  Accordingly, only “outside” directors may serve on the Compensation Committee.

The Compensation Committee may delegate, but it is not required to delegate, some or all of its authority and duties under the Omnibus Plan to our Chief Executive Officer or to our other senior officers, except that only the Compensation Committee may select, grant, and establish the terms of awards to our five most highly compensated officers or to any of our officers who are subject to the reporting requirements of Section 16 of the Exchange Act.  We refer to our five most highly compensated officers as “covered employees” throughout this section.

Who can participate in the Omnibus Plan?

The following persons are eligible to participate in the Omnibus Plan:

•	all of our employees;

•	all employees of any 20% or more owned affiliates that our Board designates as a participating employer, if we have any in the future; and

•	our non-employee directors, to a limited extent as specified in the Omnibus Plan (currently nine directors).

The selection of the participants, other than our non-employee directors, who will receive awards, is entirely within the discretion of the Compensation Committee, except that only employees of Cracker Barrel or our 50% or more owned subsidiaries may receive incentive stock options.  Currently, the Compensation Committee has no discretion over the terms and conditions of grants of stock options to our non-employee directors. Instead, the Omnibus Plan specifies those terms and conditions.

What types of awards does the Omnibus Plan allow for participants other than non-employee directors?

The Omnibus Plan authorizes the grant of the following types of awards to all eligible participants other than our non-employee directors:

•
Stock Options.  Stock options granted under the Omnibus Plan may be incentive stock options, other tax-qualified stock options, or non-qualified stock options.  A stock option entitles the participant to purchase shares of our common stock at an exercise price.  The exercise price is fixed by the Compensation Committee at the time the option is granted, but the price with respect to incentive stock options cannot be less than the shares’ fair market value as of the date of grant or, if the participant owns more than 10% of our common stock, less than 110% of the shares’ fair market value on the date of grant.  The exercise price with respect to any stock option other than an incentive stock option cannot be less than 85% of the shares’ fair market value on the date of grant; however, as discussed on pages 20-21, it has been and will remain our policy to grant stock options with an exercise price of at least 100% of the fair market value of our shares on the date of the grant.  The exercise price may be paid in cash, with shares of our common stock, with other property as allowed by the Compensation Committee, or a combination of allowable methods.  Options may be exercised at the times and subject to the conditions set by the Compensation Committee.  The maximum period in which an option may be exercised is fixed by the Compensation Committee at the time the option is granted but cannot exceed ten years or, with respect to participants who own more than 10% of our common stock, five years.

•
Stock Appreciation Rights. Stock appreciation rights, or “SARs,” are rights to receive a payment equal to the appreciation in value of a stated number of shares of our common stock from the price established in the award to the market value of that number of shares of common stock on the date of exercise. SARs may be granted in tandem with related options or freestanding.  The exercise price of a SAR granted in tandem with an option is equal to the exercise price of the related option, and may be exercised for all or part of the shares covered by that option upon surrender of the right to exercise the equivalent portion of the related option.  The exercise price of a freestanding SAR is determined by the Compensation Committee on the date of grant, but the price cannot be less than the fair market value of the common stock as of the date the SAR is granted.

•
Stock Awards. Stock awards may be granted in the form of shares of our common stock, restricted shares of our common stock or units of our common stock.  A unit is a bookkeeping entry we may use to record and account for the grant of the award until it is paid, canceled, forfeited or terminated.  The Compensation Committee determines the amount and any terms, conditions, restrictions, including without limitation restrictions on transferability and continued employment of the participant, and limitations of stock awards to be granted to any participant.  The Compensation Committee also determines the performance or other conditions, if any, that must be satisfied before all or part of the applicable restrictions lapse.

•
Performance Shares.  Performance shares are shares of our common stock, or units which are expressed in terms of our common stock, which are granted contingent upon the attainment during a performance period of certain performance objectives.  The Compensation Committee determines the length of the performance period, the performance objectives to be achieved during the performance period, and the measure of whether and to what degree the objectives are attained, along with any other terms, conditions, restrictions and limitations.

•
Cash Bonuses.  While cash bonuses may, and will, be paid outside the Omnibus Plan, the Compensation Committee will determine the persons to receive cash bonuses under the Omnibus Plan and the amount, terms and conditions of those cash bonuses.  No covered employee is eligible to receive a cash bonus under the Omnibus Plan in excess of $5,000,000 in any fiscal year.  Also, no covered employee may receive a cash bonus under the Omnibus Plan unless the cash bonus constitutes a “qualified performance-based award” as described below.

•
Qualified Performance-Based Awards.  A “qualified performance-based award” is any stock option or SAR granted under the Omnibus Plan, or any other award granted under the Omnibus Plan that the Compensation Committee designates as a qualified performance-based award and that is contingent on the achievement of certain pre-established performance criteria.  At the beginning of the performance period, in addition to the determinations to be made by the Compensation Committee as described above for any particular type of award, the Compensation Committee determines the award to be granted to the participant, the performance period, and the performance goals.  At the end of the performance period, the Compensation Committee determines the degree of achievement of the performance goals which determines the payout.  No qualified performance-based award is earned, vested or paid until the Compensation Committee certifies the attainment of the pre-established performance goals, except under very limited circumstances.  The Compensation Committee may set performance goals using any combination of the criteria described below under “What are the performance goals under the Omnibus Plan?”

Other Awards. The Compensation Committee may grant any other type of award that is consistent with the Omnibus Plan’s purpose.

What are the performance goals under the Omnibus Plan?

Under the Omnibus Plan, any award may, but need not, be subject to the satisfaction of one or more performance goals. Performance-based compensation will be awarded if the Compensation Committee, which consists exclusively of independent directors, determines that such awards are in the best interest of the company and its shareholders.  Performance goals for awards are determined by the Committee and are designed to support our business strategy and align executives’ interests with those of our shareholders.   Awards (other than stock options and stock appreciation rights) intended to qualify as performance-based compensation under Section 162(m) will be subject to performance goals based on one or more of the following business criteria as applied, in the Committee’s discretion, to us as a whole or any of our business units:

•	return on capital, equity, or assets (including economic value created),
•	productivity,
•	cost improvements,
•	cash flow,
•	sales revenue growth,
•	net income, earnings per share, or earnings from operations,
•	quality,
•	customer satisfaction,
•	comparable store sales,
•	stock price or total shareholder return;
•	satisfaction of specified business expansion goals;
•	diversity goals;
•	turnover;

•	specified objective social goals;
•	hiring or retention of high-potential employees or executives;
•	growth in locations; or
•	brand positioning goals.

What types of awards does the Omnibus Plan allow for the non-employee directors?

Our non-employee directors currently are entitled to certain formula stock option grants under the Omnibus Plan and restricted stock grants.  We have described those grants under the caption “Board of Directors and Committees— How were directors compensated in 2009?”  As noted above, we are proposing to change the equity compensation for non-management directors from a fixed number of shares to a targeted value.  See “What is the proposed amendment to the Omnibus Plan for which you are seeking approval?”

How many shares of Cracker Barrel common stock may be issued under the Omnibus Plan?

Up to 2,500,000 shares of our common stock are authorized for issuance under the Omnibus Plan.  As of October 1, 2009, 1,966,743 shares had been issued or reserved under the Omnibus Plan and there remained for issuance 553,257 shares.

Are there any limits on the amount of awards that can be granted?

Yes. The maximum number of shares of our common stock available for awards granted in the form of stock options or SARs that may be granted to any one participant in any one calendar year under the Omnibus Plan is 625,000.

The maximum fair market value of any award, other than stock options, SARs and cash bonuses, that may be received by a participant during any one calendar year under the Omnibus Plan is the equivalent value of 625,000 shares of our common stock as of the first business day of that calendar year.

The maximum amount of any cash bonus that may be granted under the Omnibus Plan in any fiscal year to any participant who is a covered employee in that year currently is $5 million.

Who can amend the Omnibus Plan?

The Compensation Committee may amend the Omnibus Plan at any time. The Compensation Committee must obtain shareholder approval to adopt any amendment:

•	affecting covered employees that otherwise requires the vote of our shareholders under Section 162(m) of the Internal Revenue Code;

•	resulting in repricing stock options or otherwise increasing the benefits accruing to participants or to our non-employee directors;

•	increasing the number of shares of our common stock issuable under the Omnibus Plan; or

•	modifying the requirements for eligibility.

The Compensation Committee also must obtain shareholder approval if the Compensation Committee believes shareholder approval is necessary or advisable to:

•	permit awards to be exempt from liability under Section 16(b) of the Exchange Act;

•	comply with the listing or other requirements of an automated quotation system or stock exchange; or

•	satisfy any other tax, securities or other applicable laws, policies or regulations.

What happens to awards under the Omnibus Plan if there is a change in control of Cracker Barrel?

Unless otherwise determined by the Board or the Compensation Committee prior to the “change in control,” in the event of a “change in control” or a “potential change in control” of Cracker Barrel, each as defined in the Omnibus Plan:

•	all stock options, including those awarded to our non-employee directors, and SARs granted under the Omnibus Plan will fully vest;

•	all restrictions will lapse and any awards subject to those restrictions will fully vest;

•	the value of all vested awards will be cashed out at the “change in control price” as defined in the Omnibus Plan; and

•
there will be a pro rata payout to participants based upon an assumed achievement of all relevant targeted performance goals or measures and upon the length of time within the performance period that has elapsed prior to the change in control.

A “change in control” will occur if:

•	any person becomes the beneficial owner of 50% or more of our voting securities;

•	after a merger or other similar transaction, the majority of our shareholders prior to the transaction are no longer a majority of our shareholders after the transaction; or

•
our directors cease to constitute a majority of the Board during any given two year period unless at least 2/3 of the directors in office at the beginning of that period approved the nomination of any new director.

A “potential change in control” will occur if:

•	our shareholders approve an agreement that would result in a “change in control”; or

•
any person becomes the beneficial owner of 25% or more of our voting securities without disclaiming an intent to obtain or exercise control of Cracker Barrel, and the Compensation Committee adopts a resolution declaring the occurrence of a potential change in control.

What are the federal tax consequences of the stock options granted under the Omnibus Plan?

The following is a brief summary of the United States federal income tax consequences related to stock options.  This summary is not intended to be exhaustive and, among other things, does not describe state or local tax consequences.

A participant who exercises a non-qualified stock option will realize ordinary income in an amount measured by the excess of the fair market value of the shares on the date of exercise over the exercise price. We generally will be entitled to a corresponding deduction for federal income tax purposes.

A participant who exercises an incentive stock option will not be subject to taxation at the time of exercise, nor will we be entitled to a deduction. The difference between the exercise price and the fair market value of shares on the date of exercise is a tax preference item for purposes of determining a participant’s alternative minimum tax. A disposition of the purchased shares after the expiration of the required holding periods will subject the participant to taxation at long-term capital gains rates in the year of disposition in an amount determined under the Internal Revenue Code, and we will not be entitled to a deduction for federal income tax purposes. A disposition of the purchased shares prior to the expiration of the applicable holding periods will subject the participant to taxation at ordinary income rates in the year of disposition in an amount determined under the Internal Revenue Code, and we generally will be entitled to a corresponding deduction.

The federal income tax consequences of other awards will depend on the form of those awards.

What benefits have been granted under the Omnibus Plan, as amended?

The benefits or amounts that will be received by or allocated to Omnibus Plan participants, as amended, are not determinable because awards under the Omnibus Plan are awarded in the Compensation Committee’s discretion.  Because the Omnibus Plan was in effect during the last fiscal year, however, the tables in Executive Compensation above set forth the benefits that were received in 2009 by the Named Executive Officers.  The following table sets forth the benefits that all executive officers as a group, non-executive officer directors as a group and non-executive officer employees as a group received under the Omnibus Plan during 2009.

Cracker Barrel 2002 Omnibus Incentive Compensation Plan

Name and Position		Dollar Value ($)	Number of Shares

Executive Group (nine persons including six Named Executive Officers)	Options	0	0
	Restricted	3,618,327	175,713

Non-Executive Director Group	Options	87,588	18,000
	Restricted	295,200	18,000

Non-Executive Officer Employee Group	Options	0	0
	Restricted	0	0

Is the description of the Omnibus Plan in this document complete?

No. The description of the Omnibus Plan in this document is only a summary.  We encourage you to read the entire Omnibus Plan to understand all of its terms.  We will send to you, without charge, a copy of the Omnibus Plan (as proposed to be amended) upon your request.  You may send your request to Corporate Secretary, Cracker Barrel Old Country Store, Inc. 305 Hartmann Drive, Lebanon, Tennessee 37087.  A copy of the Omnibus Plan, together with any amendments made to date, also has been filed with the Securities and Exchange Commission.  You may view the Omnibus Plan, as amended to date, at the SEC’s website at sec.gov by viewing exhibit 10 to our Quarterly Report on Form 10-Q for the quarterly period ended January 30, 2009.

What vote is required for approval of the amendment to the Omnibus Plan?

The approval of the proposed amendment to the Omnibus Plan has been conditioned upon the number of votes cast in favor of the amendment exceeding the number of votes cast against the amendment.

What does the Board recommend?

Our Board of Directors recommends that you vote FOR the proposed amendments to the Omnibus Plan.

SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

How do I submit a shareholder proposal for next year’s Annual Meeting?

If you wish to submit a proposal to be included in our proxy statement for our 2010 Annual Meeting of Shareholders, proposals must be submitted by eligible shareholders who have complied with the relevant regulations of the SEC and must be received no later than June 17, 2010.  Shareholder proposals should be mailed to Corporate Secretary, Cracker Barrel Old Country Store, Inc., 305 Hartmann Drive, Lebanon, Tennessee 37087.

In addition, the Company’s Bylaws contain an advance notice provision requiring that, if a shareholder wants to present a proposal (including a nomination) at our 2010 Annual Meeting of shareholders (whether or not to be included in the proxy statement), the shareholder must provide timely written notice thereof to the Secretary of the Company.  In order to be timely, the notice must be delivered to the Secretary of the Company at the principal executive offices of the Company not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the 2009 Annual Meeting.  The Company’s Bylaws set forth detailed information that must be submitted with any shareholder proposal.  In the event that the date of the 2010 Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, however, notice by the shareholder must be delivered not earlier than the close of business on the 120th day prior to the date of the 2010 Annual Meeting and not later than the close of business on the later of the 90th day prior to the date of the 2010 Annual Meeting (or, if the first public announcement of the date of the 2010 Annual Meeting is less than 100 days prior to the date of such Annual Meeting, the 10th day following the date on which public announcement of the date of the 2010 Annual Meeting is first made by the Company).  In the event that a shareholder proposal intended to be presented for action at an Annual Meeting is not received timely, then the persons designated as proxies in the proxies solicited by the board of directors in connection with that Annual Meeting will be permitted to use their discretionary voting authority with respect to the proposal, whether or not the proposal is discussed in the proxy statement for that Annual Meeting.

ANNUAL REPORT AND FINANCIAL INFORMATION

A copy of our Annual Report on Form 10-K, and a list of all its exhibits, will be supplied without charge to any shareholder upon written request sent to our principal executive offices:  Cracker Barrel Old Country Store, Inc., Attention:  Investor Relations, 305 Hartmann Drive, Lebanon, Tennessee 37087.  Exhibits to the Form 10-K are available for a reasonable fee.  You may also view our Annual Report on Form 10-K and its exhibits on-line at the SEC website at sec.gov, or via our website at crackerbarrel.com.

OTHER BUSINESS

We are not aware of any other matters to be brought before the Annual Meeting.  If, however, any other matters are properly brought before the Annual Meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to those matters in accordance with their best judgment.

Appendix

CRACKER BARREL OLD COUNTRY STORE, INC. C/O AMERICAN STOCK TRANSFER & TRUST COMPANY 3201 15th AVENUE BROOKLYN, NY 11219
VOTE BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date.  Have your proxy in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet.  To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date.  Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CRACKER BARREL OLD COUNTRY STORE, INC.

Proxy Solicited by and on behalf of the Board of Directors for the
Annual Meeting of Shareholders to be held on Wednesday, December 2, 2009.

The shareholder(s) whose signature(s) appear(s) on the reverse side of this proxy form hereby appoint(s) Michael A. Woodhouse and N.B. Forrest Shoaf, and each of them, as proxies, with full power of substitution, to vote all shares that the shareholder(s) would be entitled to vote on all matters that may properly come before the Annual Meeting of Shareholders of Cracker Barrel Old Country Store, Inc. (“Cracker Barrel” or the “Company”) to be held at the Company's offices, located at 305 Hartmann Drive, Lebanon, Tennessee, on Wednesday, December 2, 2009, at 10:00 a.m., Central Time, and at any adjournments or postponements of that meeting.  The proxies shall vote subject to the directions indicated on the reverse side of this card, and proxies are authorized to vote in their discretion upon other business as may properly come before the meeting and any adjournments or postponements thereof.  The proxies will vote as the Board of Directors recommends where a choice is not specified.

[Please sign and date this Proxy.]

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends that you vote FOR the following:

Vote on Directors

1.	ELECTION OF DIRECTORS:

[      ] FOR ALL of the following nominees:

01)	Robert V. Dale
02)	Richard J. Dobkin
03)	Robert C. Hilton
04)	Charles E. Jones, Jr.
05)	B.F. "Jack" Lowery
06)	Martha M. Mitchell
07)	Andrea M. Weiss
08)	Jimmie D. White
09)	Michael A. Woodhouse

[      ] WITHHOLD ALL of the nominees

[      ] FOR ALL nominees EXCEPT
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following proposal(s):

Vote on Proposals

2.	TO APPROVE THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2010.

[     ]  FOR     [     ]  AGAINST     [     ]  ABSTAIN

3.	TO APPROVE THE PROPOSED AMENDMENT TO THE CRACKER BARREL 2002 OMNIBUS INCENTIVE COMPENSATION PLAN TO CHANGE THE EQUITY COMPENSATION FOR NON-MANAGEMENT DIRECTORS FROM A FIXED NUMBER OF SHARES TO A TARGETED VALUE.

[     ]  FOR     [     ]  AGAINST     [     ]  ABSTAIN

Your shares will be voted in accordance with your instructions.  If no choice is specified, shares will be voted FOR all nominees in the election of directors, FOR approval of the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm, and FOR the proposed amendment to the Company's 2002 Omnibus Incentive Compensation Plan.

PLEASE SIGN HERE AND RETURN PROMPTLY

(Note: Please sign exactly as your name(s) appear(s) hereon.  All holders must sign.  When signing as attorney, executor, administrator, or other fiduciary, please give full title as such.  Joint owners should each sign personally.  If a corporation, please sign in full corporate name by authorized officer.  If a partnership, please sign in partnership name by authorized person.)

____________________________ _________	____________________________ _________
Signature (PLEASE SIGN WITHIN BOX) Date	Signature (Joint Owners) Date